EXHIBIT 2.3

Dated:

1. The persons set out in Schedule 1

2. NCR Limited

Share Purchase Agreement

Table of Contents

1	Interpretation	1
2	Sale and purchase and waiver of pre-emption rights	15
3	Purchase Price and Closing payments	15
4	Closing	15
5	Escrow Account	18
6	Warranties	21
7	Limitations on Claims	24
8	Tax Covenant	28
9	Restrictions on Sellers	28
10	Confidentiality and announcements	30
11	Further assurance	31
12	Assignment	32
13	Whole agreement	32
14	Variation and waiver	32
15	Costs	33
16	Sellers’ Representatives	33
17	Notice	34
18	Severance	35
19	Agreement survives Closing	35
20	Third party rights	35
21	Successors	36
22	Counterparts	36
23	Language	36
24	Governing law and jurisdiction	36
Schedule 1—Particulars of Sellers, Lenders and apportionment of Purchase Price		37
Schedule 2—Particulars of the Company and Subsidiaries		54
Schedule 3—What the Sellers shall deliver to the Buyer at Closing		58
Schedule 4—Warranties		60
Schedule 5—Tax Covenant		88
Schedule 6—Key Products and Intellectual Property		101
Schedule 7—Particulars of Properties		105

This agreement is made as a deed this 2nd day of December 2013

Between:

1	The persons whose names and addresses are set out in Schedule 1 (“Sellers”); and

2	NCR Limited incorporated and registered in England and Wales with company number 00045916 whose registered office is at 206 Marylebone Road, London, NW1 6LY (“Buyer”).

Whereas:

A	The Company has an issued share capital of 16,185,599 shares divided into Ordinary Shares, A Ordinary Shares, B Ordinary Shares and Preferred Ordinary Shares, each of £0.01.

B	Further particulars of the Company at the date of this agreement are set out in Schedule 2.

C	The Sellers are the legal and beneficial owners of, or are otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares set out opposite their respective names in column 2 of Parts 1, 2 or 3 (as applicable) of Schedule 1, comprising in aggregate the whole of the issued share capital of the Company.

D	The Sellers have agreed to sell and the Buyer has agreed to buy the Shares subject to the terms and conditions of this agreement.

It is agreed as follows:

1	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

“2007 Venture Loan”	the loan in the principal amount of £800,000 made by those lenders listed in column (1) of part 4 (A) of Schedule 1 (“2007 Lenders”) pursuant to a loan agreement entered into between the Company (1), NVM Private Equity Limited as agent (2), NVM Private Equity Limited as security trustee (3) and the 2007 Lenders (4) dated 28 August 2007.

“2007 Venture Loan Redemption Amount”	£2,040,785.63, being the total amount payable by the Company at Closing to discharge its total liability pursuant to the 2007 Venture Loan.

“2007 Venture Loan Repayment Amount”	£1,154,796.76, being the 2007 Venture Loan Redemption Amount less the 2007 Venture Loan Contribution.

“2007 Venture Loan Repayment Tax Amount”	as defined in clause 4.6.

“2007 Venture Loan Contribution”	£885,988.87, being the amount of the 2007 Venture Loan repaid at or around Closing using cash of the Company available immediately prior to Closing.

“2008 Loan”	the loan in the principal amount of £575,000 made by those lenders listed in column (1) of part 4 (B) of Schedule 1 (“2008 Lenders”) pursuant to a loan agreement entered into between the Company (1), NVM Private Equity Limited as agent (2) and the 2008 Lenders (3) dated 27 May 2008.

“2008 Loan Redemption Amount”	£1,178,346.04, being the total amount payable by the Company at Closing to discharge its total liability pursuant to the 2008 Venture Loan.

“2008 Loan Redemption Tax Amount”	as defined in clause 4.9.

“A Ordinary Shares”	the 1,116,794 issued A ordinary shares of £0.01 each in the capital of the Company having the rights attached to them as prescribed by the Articles.

“Accounts”	the audited financial statements of the Company and the Subsidiaries as at and to the Accounts Date, comprising the individual accounts of the Company and the Subsidiaries, and in the case of the Company, the consolidated Group accounts, including in each case the balance sheet, profit and loss account, statement of total recognized gains and losses and cash flow statement, together with the notes thereon, and the auditor’s and directors’ reports (copies of which are included in the Disclosure Documents).

“Accounts Date”	31 March 2013.

“Anti-Corruption Laws”	any laws, regulations or conventions in any part of the world related to combating bribery and corruption, including the UK Bribery Act 2010, the Foreign Corrupt Practices Act of 1977, as amended, and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

“Anti-Terrorism and Anti-Money Laundering Laws”	any laws, regulations or conventions in any part of the world related to terrorism or money laundering, including the Proceeds of Crime Act 2002, the Terrorism Act 2000 and the Money Laundering Regulations 2007.

“Articles”	the articles of association of the Company.

“Bank Instruction Letter”	the letter, in agreed form, from the Escrow Agents to the Escrow Bank.

“B Ordinary Shares”	the 2,366,794 issued B ordinary shares of £0.01 each in the capital of the Company having the rights attached to them as prescribed by the Articles.

“Business”

the business of the Company and the Subsidiaries, namely the business of:

(i)          offering and providing software products to be deployed as (A) switching and authorization systems for acquirers, issuers, switches, processors, banks and retailers (B) fraud detection and prevention solutions for issuers, acquirers, banks, processors and retailers, and (C) other directly related payments infrastructure solutions for banks, retailers, issuers, acquirers, merchants, processors, ISOs and other institutions;

(ii)        designing and developing such software products;

(iii)       marketing and distributing such software products through direct sales, resellers, distributors and others; licensing such software products to end-users;

(iv)       providing training and consulting services with respect to such software products; and

(v)         providing installation, integration, support and maintenance services in direct connection with such software products for end-users of such software products,

in each case as conducted by or in development by the Company or any of its Subsidiaries as at the Closing Date.

“Business Day”	a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

“Buyer’s Solicitors”	Shakespeares Legal LLP of Park House, Friar Lane, Nottingham NG1 6DN.

“CAA 2001”	the Capital Allowances Act 2001.

“Claim”	a claim for breach of any provision of this agreement, including a claim for breach of the Warranties or a claim under the Tax Covenant, but excluding an Uncapped Claim.

“Closing Date”	the date of this agreement.

“Closing”	completion of the sale and purchase of the Sale Shares in accordance with this agreement.

“Closing Payment”	£40,136,721.59

“Companies Act”	the Companies Act 2006.

“Company”	Alaric Systems Limited, a company incorporated and registered in England and Wales with company number 03314005 whose registered office is at 5-13 Great Suffolk Street, London, SE1 0NS further details of which are set out in Part 1 of Schedule 2.

“Company Account”	the account numbered 52085801, sort code 40-06-21 at HSBC Bank plc in the name of the Company.

“Competition Law”	all international laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes, decrees or instructions or decisions of any competent regulatory body in force from time to time, of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices and the control of acquisitions and mergers (including, but not limited to, the Chapter I and Chapter II prohibitions under the Competition Act 1998, the Article 101 and Article 102 prohibitions under the Treaty on the Functioning of the European Union and the cartel offence in Part 6 of the Enterprise Act 2002).

“Contractors”	the contractors currently engaged by the Company or any Subsidiary, the names of each being set out in document 8.2.46 of the Disclosure Documents.

“Control”

in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

1.           by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

2.           by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a “Change of Control” occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

“Covenantors”	Michael Alford, Peter Parke, Zlatan Kovachevich, Paul Griffin, Cynthia Wan and Mervin Amos.

“Current Use”	the use for each Property as set out in Schedule 8.

“Data Privacy Laws”	all applicable laws relating to privacy, data protection, and data security, including with respect to the Processing of Personally Identifiable Information and including the Data Protection Act 1984 and the Data Protection Act 1998.

“Director”	each person who is a director of the Company or any of the Subsidiaries, the names of whom are set out in Schedule 2.

“Disclosed”	fairly disclosed in or by the Disclosure Letter with sufficient detail to enable a reasonable buyer to make a reasonably informed assessment of the fact, matter, event or circumstance and its significance (including its financial significance) to the Company and the Subsidiaries.

“Disclosure Documents”	those documents indexed in the Disclosure Index.

“Disclosure Index”	the index of certain disclosure documents in the agreed form.

“Disclosure Letter”	the letter from the Warrantors to the Buyer with the same date as this agreement and described as the disclosure letter, including the Disclosure Documents.

“Due Amount”	the amount (if any) due to the Buyer in respect of a Claim that is settled or otherwise agreed in accordance with clause 5.12.

“Embargoed Country(ies)”	means, as of the date of this Agreement, those countries, including Cuba, Iran, Sudan or Syria, with which trade is restricted or prohibited by the U.S. Office of Foreign Assets Control trade sanctions programs as set forth on http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx under the heading “Sanctions Programs and Country Information”.

“Employee”	any person employed by the Company or any of the Subsidiaries under a contract of employment.

“Employer’s NI”	means £45,600 being the amount of employer’s national insurance due by the Company or any Subsidiary to the relevant Taxation Authority in respect of the payment of the Unpaid Bonuses, the exit incentive payable to certain Sellers and the exercise of the Penny Share Options.

“Employment Laws”	all international laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes, decrees or instructions or decisions of any competent regulatory body in force from time to time affecting contractual and other relations between employers and their employees or workers including any claim enforceable against the Company or any of the Subsidiaries by any Employee or Worker.

“Encumbrance”	any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

“Environment”	the natural and man-made environment, including all or any of the following media, namely air, water and land (including air within buildings and other material or man-made structures above or below the ground and water in drains and sewers) and any living organisms (including man) or systems supported by those media.

“Environmental Laws”	all international laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes, decrees or instructions or decisions of any competent regulatory body in force from time to time, relating to or connected with the protection of human health and safety or the Environment or the conditions of the work place or the generation, transportation, storage, treatment or disposal of Hazardous Substances.

“Escrow Account”	the joint interest-bearing bank account at the Escrow Bank to be established in accordance with the Escrow Letter.

“Escrow Agents”	the Buyer’s Solicitors and the Majority Sellers’ Solicitors.

“Escrow Bank”	Lloyds Bank plc.

“Escrow Letter”	the letter, in the agreed form, to be signed by the Buyer and the Sellers’ Representatives instructing and authorising the Escrow Agents to establish and operate the Escrow Account.

“Escrow Payment”	the sum of £7,744,314.69, forming part of the Purchase Price.

“Estimated Liability”	the amount claimed in good faith by the Buyer in respect of a Claim.

“Exit Incentive Tax Amount”	£69,523.55, being the aggregate amount of income tax and employee’s national insurance that must be withheld in respect of the exit incentive payable to certain Sellers in accordance with the applicable PAYE regulations and as set out in column 9 of Part 1 and Part 2 of Schedule 1.

“First Release Date”	the first anniversary of the Closing Date.

“Former Contractors”	the contractors previously engaged by the Company whose engagement was terminated within 6 months of the Closing Date, and the names of each being set out in document 8.2.46 of the Disclosure Documents.

“Group”

in relation to a company (wherever incorporated) that company, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a group is a member of the group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time and “Group Company” shall be construed accordingly.

“Guarantee”	any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken by a person to secure or support the obligations (actual or contingent) of any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee;

“Harm”	harm to the Environment, and in the case of man includes offence caused to any of his senses or harm to his property.

“Hazardous Substances”	any material, substances or organisms which, alone or in combination with others, are capable of causing Harm, including radioactive substances and asbestos containing materials.

“Health and Safety Laws”	all applicable international laws, statutes, regulations, secondary legislation, bye-laws, common law, directives, treaties and other measures, judgments and decisions of any court or tribunal, codes of practice and guidance notes which are legally binding and in force as at the date of this agreement in so far as they relate to or apply to the health and safety of any person.

“ICTA 1988”	the Income and Corporation Taxes Act 1988.

“IHTA 1984”	the Inheritance Tax Act 1984.

“Intellectual Property”

means:

(a)         all patents, designs, trademarks, service marks, trade names, business names, brand names, software/product names, service names, logos, slogans, trade dress, rights to goodwill or to bring claims for passing off or unfair competition, domain names, other similar identifiers, copyrights, copyright works, moral rights, trade secrets, know how, discoveries, creations, inventions, processes, methods, developments, specifications, drawings, techniques, algorithms, formulae, improvements, software (whether in source or object code form) and related databases and documentation, database rights, other technical information and technology, and other intellectual or industrial property;

(b)         all applications for, applications to register and registrations for any of the foregoing; and

(c)         all rights associated with any of the foregoing in any part of the world.

“IT Contracts”	all arrangements and agreements under which any third party provides any element of, or services relating to, the IT Systems, including without limitation leasing, hire-purchase, licensing (including without limitation content, open source and webwrap licences), support, maintenance, services, development, design and escrow agreements.

“IT Systems”	all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such) and software (including associated preparatory materials, user manuals and other associated documentation) together with all related object and source codes and databases owned, used, leased or licensed by or to the Company and/or the Subsidiaries.

“Key Products”	those products listed in part 1 of Schedule 7.

“Lease”	the lease or tenancy under which each Property is held, including all deeds, documents, licences and side letters ancillary or supplemental to each lease.

“Material Customer”	any existing customer or client of the Company or any Subsidiary that generates or accounts for in excess of £150,000 in consolidated annual revenue for the Company’s Group.

“Material Supplier”	any existing supplier of goods and/or services to the Company or any of its Subsidiaries to whom the Company’s Group makes payments, on an annual basis, in excess of £75,000 but excluding, for the avoidance of doubt, Employees, Contractors, and counterparties to the Leases or any other property arrangement to which the Company or a Subsidiary is a party.

“Majority Sellers”	the VC Sellers, the Warrantors and Mervin Amos.

“Majority Sellers’ Solicitors”	Wragge & Co LLP of 3 Waterhouse Square, 142 Holborn, London EC1N 2SW.

“Management Accounts”	the unaudited consolidated balance sheet and the unaudited consolidated profit and loss account of the Company and the Subsidiaries (including any notes thereon) for the period of 7 months ended 31 October 2013 (copies of which are contained at folder 2.2 of the Disclosure Documents).

“MSC Status”	MSC Status, granted by the Government of Malaysia through the Multimedia Development Corporation (“MDeC”) via a letter issued by MDeC to Alaric International Sdn. Bhd. dated 18 March 2008 and extended via a letter issued by MDeC to Alaric International Sdn. Bhd. dated 27 February 2013.

“NCR”	NCR Corporation, a corporation organised under the laws of the State of Maryland, United States.

“Nominated Account”	the account numbered 00070384, sort code 30-00-03 at Lloyds TSB in the name of the Majority Sellers’ Solicitors.

“Official Requirement”	any enactment, ordinance, pact, decree, treaty, code, directive, order, notice or official published plan or policy with legal or actual force in any geographical area and/or over any class of persons;

“Options”	the Ordinary Share Options and the Penny Share Options.

“Option Exercise Price”	the sum payable by an Option Holder on exercise of his or her Option(s).

“Option Holder”	a holder of an Option as indicated in Schedule 1 as holding Option Shares.

“Option Shares”	all shares in the capital of the Company which are obtained on exercise of the Options.

“Ordinary Share Options”	the options over 1,087,000 Ordinary Shares granted to certain of the Sellers pursuant to the Executive Share Option Scheme adopted by the Company on 20 June 2001 and the Enterprise Management Incentive share option scheme adopted by the Company on 5 July 2005.

“Ordinary Shares”	the 9,516,785 issued ordinary shares of £0.01 each in the capital of the Company having the rights attached to them as prescribed by the Articles.

“Option Tax Amount”	has the meaning given on clause 3.3.

“Option Tax Liability”	any tax due under PAYE together with any employee’s national insurance contributions which become payable as a result of or in connection with exercise of an Option by an Option Holder as set out in column 8 of Part 1 and Part 2 of Schedule 1.

“Owned Intellectual Property”	all Intellectual Property that is owned by, or developed by or for, the Company or any of its Subsidiaries.

“Owned Software”	all software (including in source and object code form), including, without limitation, commercial and developmental software, owned by, or developed by or for, the Company or any of its Subsidiaries (including the Key Products).

“Penny Share Options”	the options over 1,134,315 Preferred Ordinary Shares granted to certain of the Sellers pursuant to a subscription agreement dated 20 December 2002.

“Personally Identifiable Information”	any information that can be used to identify a specific individual as defined by applicable law in the relevant jurisdiction, such as the individual’s name, address, telephone number, fax number, email address, credit card or financial or bank account number, medical information, or health insurance information.

“Pioneer Status”	status granted under Malaysia’s Promotion of Investments Act 1986 by the Malaysian Ministry of International Trade and Industry to Alaric International Sdn. Bhd. on 6 July 2010.

“Preferred Ordinary Shares”	the 3,185,226 issued preferred ordinary shares of £0.01 each in the capital of the Company having the rights attached to them as prescribed by the Articles.
“Previously-owned Land and Buildings”	land and buildings that have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or any of the Subsidiaries, but which are either no longer owned, occupied or used by the Company or any of the Subsidiaries, or are owned, occupied or used by one of them but pursuant to a different lease, tenancy, licence, transfer or conveyance.

“Processing”	the collection, maintenance, storage, accessing, transfer, processing, receiving, transmitting, use or disclosure of any Personally Identifiable Information.

“Properties”	the properties detailed in Schedule 8 and “Property” means any one of them or any part or parts of any one of them.

“Purchase Price”	£47,881,036.28

“Relevant Authority”	any person or authority (including any national government) with legal power to impose and/or enforce compliance with any Official Requirement.

“Respective Proportion”	in relation to each Seller, that part of the Purchase Price to which he or it is entitled as set out in column 4 of part 1, part 2 or part 3 of Schedule 1 (as applicable).

“Restricted Products”

(a)         all software products that are licensed or sublicensed or otherwise offered, provided, distributed, made available or commercialized, or are being developed or are in the course of development, by or for any Group Company as of the Closing Date, including the Company’s Authentic, Fractals, MySpend, Message Mapper and PIMS software products, and any other software products that are offered, licensed, sublicensed, distributed or sold by any member of the Company’s Group as of the Closing Date; and

(b)         any other software products that compete with any of the software products referred to in paragraph (a) above.

“Restricted Services”

(a)         all design, development, marketing, distribution, sales, training, consulting, installation, integration, support and maintenance services that are supplied or offered by any Group Company as of the Closing Date) in connection with the Restricted Products; and

(b)         any other services that are of a type or function competing with any of the services referred to in paragraph (a) above.

“Sale Shares”	the Ordinary Shares, A Ordinary Shares, B Ordinary Shares, Preferred Ordinary Shares and Option Shares, as set out against that Sellers’ name in column (2) of Parts 1, 2 and 3 of Schedule 1.

“Second Release Date”	the second anniversary of the Closing Date.

“Seller Loan Security”	any security, whether in the form of an Encumbrance, Guarantee or otherwise, provided by any Group Company in connection with the 2007 Venture Loan or the 2008 Loan.

“Sellers’ Representatives”	(i) one of either Michael Alford or Peter Parke; and (ii) Tim Levett, acting together or such other persons as the Sellers may from time to time appoint as their representative in accordance with clause 16.3.

“Shares”	the Ordinary Shares, A Ordinary Shares, B Ordinary Shares, Preferred Ordinary Shares and Option Shares, all of which have been issued and are fully paid.

“Subscription Documents”

the subscription and related agreements pursuant to which the Sellers acquired Sale Shares in the Company, including:

1.           Subscription Agreement dated 23 November 2000;

2.           Subscription Agreement dated 8 February 2002;

3.           Subscription Agreement dated 2 October 2002;

4.           Subscription Agreement dated 20 December 2002;

5.           Subscription Agreement dated 23 June 2004;

6.           Subscription Agreement dated 28 August 2007; and

7.           Subscription Agreement dated 27 May 2008,

and all amendments and supplements thereto.

“Subsidiaries”	the subsidiaries of the Company set out in Part 2 of Schedule 2.

“Tax Claim”	has the meaning given in Schedule 5.

“Tax Covenant”	the tax covenant as set out in Schedule 5.

“Tax or Taxation”	has the meaning given in Schedule 5.

“Tax Warranties”	the Warranties in Part 2 of Schedule 4.

“Taxation Authority”	has the meaning given in Schedule 5.

“Taxation Statute”	has the meaning given in Schedule 5.

“TCGA 1992”	the Taxation of Chargeable Gains Act 1992.

“Third Party Claim”	any claim which is made or threatened by any third party against NCR, the Buyer, the Company or any Subsidiary or by NCR, the Buyer, the Company or any Subsidiary against any third party, and which in any case may reasonably be considered likely to give rise to a Claim.

“Third Party Intellectual Property”	all Intellectual Property that is used in or in connection with the Business, its conduct or any aspect thereof (including any of the software of, or licensed by, the Company or any of its Subsidiaries and any copyrights associated therewith) and that is not Owned Intellectual Property.

“Third Party IPR Claim”	any claim which is made or threatened by any third party against NCR, the Buyer, the Company or any Subsidiary, and which may reasonably be considered likely to give rise to a liability for a Claim (for the avoidance of doubt taking into account the provisions of clauses 5 to 7) based on a breach of any of the warranties set forth in paragraphs 17.11, 17.14, 17.15, 17.17 or 17.21 to 17.24 of Schedule 4.

“Third Party IPR Claim Expense Amount”	has the meaning given in clause 5.4.

“Third Party IPR Warranty Claim”	has the meaning given in clause 5.7.

“Third Party Licenses”	all license agreements and other contracts pursuant to which the Company and its Subsidiaries have obtained any rights thereunder with respect to, or to use or to otherwise exploit, any of the Third Party Intellectual Property.

“Third Party Payments”	£1,113,697.74, being the aggregate amount of all payments due and owing by the Company to SunTrust Robinson Humphrey and Crowe Clark Whitehill and any other advisors in connection with or in respect of the transactions contemplated by this agreement.

“TMA 1970”	the Taxes Management Act 1970.

“Transaction”	the transaction contemplated by this agreement or any part of that transaction.

“UK Properties”	the properties listed at (1) and (2) of Schedule 8.

“Uncapped Claim”	a claim for breach of any of the Uncapped Provisions.

“Uncapped Provisions”	clauses 2.1, 2.2, 6.2 and 9 of this agreement.

“Unpaid Bonus Amount”	£668,820.93, being the total amount of all Unpaid Bonuses.

“Unpaid Bonuses”	all unpaid exit or employment bonuses as at the Closing Date.

“Unpaid Bonus Tax Amount”	£171,860.60, being the aggregate amount of income tax and employee’s national insurance that must be withheld in respect of the Unpaid Bonus Amount in accordance with the applicable PAYE regulations.

“VATA 1994”	the Value Added Tax Act 1994.

“VC Sellers”	each Seller listed in Part 3 of Schedule 1.

“Warranties”	the warranties in clause 6 and Schedule 4.

“Warrantors”	Michael Alford and Peter Parke.

“Worker”	any person who personally performs work for the Company or any of the Subsidiaries but who is not in business on their own account or in a client/customer relationship.

1.2	In this agreement, unless otherwise specified, reference to:

1.2.1	a “subsidiary undertaking” is to be construed in accordance with section 1162 of the Companies Act and a “subsidiary” or “holding company” is to be construed in accordance with section 1159 of the Companies Act and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of:

a)	another person (or its nominee), whether by way of security or in connection with the taking of security; or

b)	its nominee;

1.2.2	a person being “connected” with another shall be determined in accordance with sections 1122 and 1123 of the CTA 2010 or sections 993 to 994 of the Income Tax Act 2007, as appropriate (except that in construing sections 1122 and 1123 of the CTA 2010 “control” has the meaning given by section 1124 or section 450 of the CTA 2010 so that there is control whenever section 1124 or 450 requires, and in construing sections 993 to 994 “control” has the meaning given by section 450 of the CTA 2010 or section 995 of the Income Tax Act 2007 so that there is control whenever section 450 of the CTA 2010 or section 995 of the Income Tax Act 2007 requires);

1.2.3	a document in the “agreed form” is a reference to that document in the form approved by each party and initialled by, or on behalf of, each of them for the purpose of identification;

1.2.4	“writing” includes any methods of representing words in a permanent legible form excluding e-mail (other than writing on an electronic or visual display screen or other transitory form);

1.2.5	any phrase introduced by the terms “including”, “includes”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding or following those terms;

1.2.6	a “party” means a party to this agreement and includes its permitted assignees (if any) and/or the successors in title to substantially the whole of its undertaking and, in the case of an individual, to his or her estate and personal representatives;

1.2.7	a “person” includes any natural person, individual, company, firm, corporation, partnership, limited liability company, foundation, association, organisation, trust, government, state or agency of a state or any undertaking (in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

1.2.8	the singular includes the plural and vice versa and reference to any gender includes the other genders;

1.2.9	a statute, statutory provision or subordinate legislation (“legislation”) accounting standard or EC Directive shall be construed as referring to:

a)	such legislation accounting standard or EC Directive as amended and in force from time to time and to any legislation, accounting standard or EC Directive which (either with or without modification) re-enacts, consolidates, enacts in rewritten form or supersedes any such legislation, accounting standard or EC directive; and

b)	any former legislation, accounting standard or EC Directive which it re-enacts, consolidates or enacts in rewritten form or supersedes,

provided that in the case of those matters which fall within clause a), as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation liability or restriction on, or otherwise adversely affect the rights of, any party.

1.2.10	any statute, statutory instrument, regulation, by-law or other requirement of English law and to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, procedure, court, official or any legal concept or doctrine or other expression shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction the English law or term; and

1.2.11	the time of day is reference to time in London, England.

1.3	In this agreement:

1.3.1	(unless otherwise specified) reference to “clauses”, “paragraphs” or “Schedules” are to clauses and paragraphs of and schedules to this agreement;

1.3.2	the Schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the Schedules; and

1.3.3	the table of contents, the headings and the descriptive notes in brackets relating to provisions of taxation statutes in this agreement (whether statutes, statutory instruments, orders, enactments, laws, by-laws, directives, regulations or decrees, whether domestic or foreign, providing for or imposing any Tax) are for information only and shall not affect the interpretation of this agreement.

1.4	In this agreement, any agreement, covenant, representation, warranty, undertaking or liability arising under this agreement on the part of two or more persons shall be deemed to be made or given by such persons severally.

1.5	The parties have participated jointly in the negotiating and drafting of this agreement. In the event that an ambiguity or question of intent or interpretation arises, this agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of its provisions.

1.6	In this agreement, unless otherwise specified, any reference to any party agreeing to “procure” or “ensure” performance of an action or obligation by any other person shall be interpreted as a primary obligation of that party (the “Obligor”) and not as a guarantee of the other person’s performance or as a secondary obligation of the Obligor.

2	Sale and purchase and waiver of pre-emption rights

2.1	On the terms of this agreement each Seller shall sell and the Buyer shall buy, with effect from Closing, his or its respective Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Closing Date.

2.2	Each of the Sellers severally waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them conferred on him under the Articles, the Subscription Documents or otherwise.

2.3	The Buyer is not obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3	Purchase Price and Closing payments

3.1	The aggregate consideration for the Shares shall be the Purchase Price.

3.2	Subject to clause 3.3 (in the case of the Option Holders only), as between themselves, the Sellers shall be entitled to the Closing Payment in the amount set opposite its or his name in column 5 of parts 1, 2 and 3 of Schedule 1.

3.3	Each Option Holder hereby irrevocably instructs the Buyer to deduct from the Closing Payment to be received by that Option Holder as set out in column (5) of Part 2 or Part 3 of Schedule 1 (as applicable) and the Buyer undertakes to pay to the Company on behalf of the relevant Option Holder, the amount set out against that Option Holder’s name in column 6 of Part 2 or Part 3 of Schedule 1 (as applicable) in satisfaction of the undertaking given by the Option Holder to the Company to pay the Option Exercise Price and the amount of any Option Tax Liability as set out in column 8 of Part 2 of Schedule 1 which arises in respect of the exercise of his Share Option(s) (which for the avoidance of doubt shall be deducted from the proceeds otherwise payable to him on Closing by the Buyer in consideration of the sale of his Option Shares) (in aggregate, the “Option Tax Amount”).

4	Closing

4.1	Closing shall take place on the Closing Date at the offices of the Majority Sellers’ Solicitors.

4.2	At Closing the Sellers or Warrantors (as the case may be) shall:

4.2.1	deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 3;

4.2.2	procure that a board meeting of the Company and each of the Subsidiaries is held at which the matters identified in Part 2 of Schedule 3 are carried out; and

4.2.3	deliver any other documents referred to in this agreement as being required to be delivered by them.

4.3	At Closing the Sellers’ Representatives shall sign the Escrow Letter.

4.4	At Closing the Buyer shall, subject to compliance with clauses 4.2 and 4.3 above:

4.4.1	sign the Escrow Letter;

4.4.2	pay the Purchase Price by electronic fund transfer as follows:

a)	subject to clause 3.3 (in the case of the Option Holders only), the Closing Payment to the Nominated Account; and

b)	the Escrow Payment to the Nominated Account for further payment by the Majority Sellers’ Solicitors to the Escrow Account,

4.4.3	pay by electronic fund transfer to the Nominated Account for further payment by the Majority Sellers’ Solicitors to the Company Account:

(i)	the Unpaid Bonus Amount;

(ii)	the aggregate 2007 Venture Loan Repayment Tax Amount (pursuant to clause 4.6);

(iii)	the aggregate 2008 Loan Redemption Tax Amount (pursuant to clause 4.9);

(iv)	the Employer’s NI;

(v)	the Exit Incentive Tax Amount;

(vi)	the aggregate Option Exercise Price (pursuant to clause 3.3);

(vii)	the Option Tax Amount (pursuant to clause 3.3); and

(viii)	the Third Party Payments;

4.4.4	pay by electronic fund transfer to the Nominated Account as follows:

a)	subject to clause 4.6, the 2007 Venture Loan Repayment Amount; and

b)	subject to clause 4.9, the 2008 Loan Redemption Amount;

4.4.5	deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.

4.5	The Company shall repay on or around Closing the 2007 Venture Loan Contribution in respect of the 2007 Venture Loan.

4.6	Each 2007 Lender irrevocably instructs the Buyer to pay to the Company the amount of Tax required to be withheld by the Company in respect of the payment of the 2007 Venture Loan Redemption Amount in accordance with Part 15 Income Tax Act 2007 as set opposite its or his respective name in column 5 of part 4 (A) of Schedule 1 (“2007 Venture Loan Repayment Tax Amount”) which shall be deducted from the 2007 Venture Loan Repayment Amount payable to that 2007 Lender.

4.7	As between themselves, each of the 2007 Lenders shall be entitled to the 2007 Venture Loan Redemption Amount in the amount set opposite its or his name in column 4 of part 4(A) of Schedule 1 (less the amount of the relevant 2007 Venture Loan Repayment Tax Amount).

4.8	Subject to receipt of the 2007 Venture Loan Redemption Amount in cleared funds in accordance with clause 4.4.4a), with effect from Closing each 2007 Lender unconditionally and irrevocably releases any claim it or he may have against the Company in respect of the outstanding 2007 Venture Loan Redemption Amount, including but not limited to any liability for any accrued and unpaid interest.

4.9	Each 2008 Lender irrevocably instructs the Buyer to pay to the Company the amount of Tax required to be withheld by the Company in respect of the payment of the 2008 Loan Redemption Amount in accordance with Part 15 Income Tax Act 2007 as set opposite its or his respective name in column (6) of part 4 (B) of Schedule 1 (“2008 Loan Redemption Tax Amount”) which shall be deducted from the 2008 Loan Redemption Amount payable to that 2008 Lender.

4.10	As between themselves, each of the 2008 Lenders shall be entitled to the 2008 Loan Redemption Amount in the amount set opposite its or his name in column 5 of part 4(B) of Schedule 1 (less the amount of the relevant 2008 Loan Redemption Tax Amount).

4.11	Subject to receipt of the 2008 Loan Redemption Amount in cleared funds in accordance with clause 4.4.4b), with effect from Closing each 2008 Lender unconditionally and irrevocably releases any claim it or he may have against the Company in respect of the outstanding 2008 Loan Redemption Amount, including but not limited to any liability for any accrued and unpaid interest or redemption premium.

4.12	The Majority Sellers’ Solicitors are irrevocably authorised to receive the payments to be made pursuant to clause 4.4.2a) on behalf of the Sellers and pursuant to clause 4.4.4a) on behalf of the 2007 Lenders and pursuant to clause 4.4.4b) on behalf of the 2008 Lenders and payment or delivery by the Buyer of such payments to the Nominated Account shall be a good discharge to the Buyer and the Buyer shall have no obligation as to their distribution to or allocation between the Sellers, 2007 Lenders or 2008 Lenders (as the case may be).

4.13	The Unpaid Bonus Amount which is received into the Company Account in accordance with clause 4.4.3 is received by the Company to facilitate the discharge of its total liability in respect of the Unpaid Bonuses.

4.14	The Buyer hereby covenants and undertakes to the Company to procure that on Closing the Company shall pay to each of the recipients of the Unpaid Bonuses his or its proportion of the Unpaid Bonus Amount, in each case after deducting any Unpaid Bonus Tax Amount.

4.15	The Exit Incentive Tax Amount which is received into the Company Account in accordance with clause 4.4.3 is received by the Company to facilitate the discharge of its total liability in respect of the exit incentive payable to certain Sellers.

4.16	In consideration of the Buyer entering into this Agreement each Seller:

4.16.1	confirms that neither it nor any of its related companies (if any) nor any person connected with it or him has any claim of any kind (actual or contingent) against the Company or any Subsidiary on any account other than in regard to that Sellers’ employment with or engagement by the Company (if any); and

4.16.2	irrevocably and unconditionally waives and undertakes to procure that each of its related companies and each person connected with it or him shall waive with effect from Closing any claim (actual or contingent) which any of them may have against the Company or any Subsidiary except for those referred to in clause 4.16.1.

4.17	The Buyer covenants and undertakes to the Warrantors to procure the payment by the Company or the relevant Subsidiary (as applicable) of:

4.17.1	the aggregate 2007 Venture Loan Repayment Tax Amount paid to the Company pursuant to clause 4.4.3;

4.17.2	the aggregate 2008 Loan Redemption Tax Amount paid to the Company pursuant to clause 4.4.3;

4.17.3	any Option Tax Amount paid to the Company pursuant to clause 4.4.3;

4.17.4	the Employer’s NI paid to the Company pursuant to clause 4.4.3;

4.17.5	the Unpaid Bonus Tax Amount withheld pursuant to clause 4.14; and

4.17.6	the Exit Incentive Tax Amount paid to the Company pursuant to clause 4.15.

to the relevant Taxation Authority on or before the due date for the payment of such liabilities provided that the Buyer shall have no liability in respect of any Tax that may be due to any Taxation Authority in excess of such amounts. For the avoidance of doubt the Warrantors shall have no liability under the Tax Covenant or Tax Warranties in respect of the amounts listed in this clause 4.17 to the extent those amounts have been paid to the Company in accordance with this clause 4.

5	Escrow Account

5.1	No amount shall be released out of the Escrow Account otherwise than in accordance with this clause 5.

5.2	Subject as otherwise provided by this clause 5, in accordance with the provisions of the Escrow Letter:

5.2.1	as soon as practicable following the first anniversary of the Closing Date (the “First Release Date”), the Buyer and the Sellers’ Representatives shall instruct the Escrow Agents to pay out of the Escrow Account an amount equal to £3,872,157.34 (plus any accrued interest thereon but less any applicable bank charges), less the amount of:

(i)	the aggregate Estimated Liability of any Claims that have been notified by the Buyer to the Sellers’ Representatives prior to the First Release Date (but that have not been settled) (each a “First Release Date Outstanding Claim”);

(ii)	the aggregate Due Amount (if any) in respect of any Claims that have been notified by the Buyer to the Sellers’ Representatives prior to the First Release Date that have been paid in full to the Buyer from the Escrow Account (in accordance with the terms of this clause 5); and

(iii)	the aggregate Third Party IPR Claim Expense Amounts paid to the Buyer from the Escrow Account prior to the First Release Date,

(such amount being the “First Release Amount”), to the Nominated Account and payment to the Nominated Account shall be good discharge by the Buyer (who shall have no obligation as to the distribution or allocation of that sum between the Sellers);

5.2.2	as soon as practicable following the second anniversary of the Closing Date (the “Second Release Date”), the Buyer and the Sellers’ Representatives shall instruct the Escrow Agents to pay out of the Escrow Account an amount equal to the amount (if any) by which the sum then standing to the credit of the Escrow Account less the amount of:

(i)	the aggregate Estimated Liability of all First Release Date Outstanding Claims which then remain outstanding;

(ii)	the aggregate Estimated Liability of all Claims that have been notified by the Buyer to the Sellers’ Representatives between the First Release Date and the Second Release Date (but that have not been settled) (each, a “Second Release Date Outstanding Claim”);

(iii)	the aggregate Due Amount (if any) in respect of any First Release Date Outstanding Claims that have not been paid in full to the Buyer from the Escrow Account (in accordance with the terms of this clause 5);

(iv)	the aggregate Due Amount (if any) in respect of any Claims that have been notified by the Buyer to the Sellers’ Representatives between the First Release Date and the Second Release Date that have not been paid in full to the Buyer from the Escrow Account (in accordance with the terms of this clause 5); and

(v)	the aggregate Third Party IPR Claim Expense Amounts then due, but not yet paid, to the Buyer from the Escrow Account between the First Release Date and the Second Release Date,

exceeds £1,936,078.67 (such amount being the “Second Release Amount”), to the Nominated Account and payment to the Nominated Account shall be good discharge by the Buyer (who shall have no obligation as to the distribution or allocation of that sum between the Sellers); and

5.2.3	as soon as practicable following the fourth anniversary of the Closing Date (the “Third Release Date”), the Buyer and the Sellers’ Representatives shall instruct the Escrow Agents to pay out of the Escrow Account an amount equal to the amount (if any) then standing to the credit of the Escrow Account (including any accrued interest but less any applicable bank charges), less the amount of:

(i)	the aggregate Estimated Liability of all First Release Date Outstanding Claims which then remain outstanding;

(ii)	the aggregate Estimate Liability of all Second Release Date Outstanding Claims which then remain outstanding;

(iii)	the aggregate Due Amount (if any) in respect of any First Release Date Outstanding Claims and Second Release Date Outstanding Claims that have not been paid in full to the Buyer from the Escrow Account (in accordance with the terms of this clause 5); and

(iv)	the aggregate Estimated Liability of all Claims under the Tax Warranties or Tax Covenant that have been notified by the Buyer to the Sellers’ Representatives between the Second Release Date and the Third Release Date (but that have not been settled) (each a “Third Release Date Outstanding Tax Claim”);

(such amount being the “Third Release Amount”), to the Nominated Account and payment to the Nominated Account shall be good discharge by the Buyer (who shall have no obligation as to the distribution or allocation of that sum between the Sellers);

5.2.4	at any time, and from time to time, following the First Release Date, upon settlement of a First Release Date Outstanding Claim, and at any time, and from time to time, following the Second Release Date, upon settlement of a First Release Date Outstanding Claim or a Second Release Date Outstanding Claim, and at any time, and from time to time, following the Third Release Date, upon settlement of a First Release Date Outstanding Claim, a Second Release Date Outstanding Claim or a Third Release Date Outstanding Tax Claim, as applicable, and the payment in full to the Buyer of any Due Amount in respect thereof from the Escrow Account (in accordance with the terms of this clause 5) the Buyer and the Sellers’ Representative shall instruct the Escrow Agents to pay out of the Escrow Account the amount, if any, by which the amount then being held as the Estimated Liability in respect of such Claim exceeds the Due Amount received by Buyer in connection with the settlement thereof (such difference, the “Remaining Claim Escrow Amount”), to the Nominated Account and payment to the Nominated Account shall be good discharge by the Buyer (who shall have no obligation as to the distribution or allocation of that sum between the Sellers).

5.3	If, at any time there is a Due Amount then the Buyer and the Sellers’ Representatives shall, unless such Due Amount already has been paid to the Buyer, as soon as practicable following determination of such Due Amount, instruct the Escrow Agents to pay to the Buyer out of the Escrow Account the lesser of such Due Amount and the amount then standing to the credit of the Escrow Account (together with any interest which has accrued on the amount so paid).

5.4	Subject to clauses 5.5 to 5.8 below, in the event of a Third Party IPR Claim the Buyer may, by written notice to the Sellers Representative, elect to utilise any amount standing to the credit of the Escrow Account to reimburse up to (but not exceeding) 50% of any reasonable and properly incurred costs and expenses (including legal and other professional adviser costs) of and incurred by NCR, the Buyer, the Company and/or any Subsidiary in avoiding, disputing, resisting, compromising or defending such Third Party IPR Claim if and to the extent that entity is a named defendant of a Third Party IPR Claim (any such amount, a “Third Party IPR Claim Expense Amount”). The Sellers’ Representatives shall, promptly upon receipt of written notice of the incurrence of any such costs or expenses by the Buyer (accompanied by receipts, invoices or other reasonable documentation thereof), instruct the Escrow Agents immediately to pay to the Buyer amounts equal to such Third Party IPR Claim Expense Amount out of the Escrow Account (to the extent funds are available in the Escrow Account).

5.5	The provisions of clause 5.4 shall not apply if and to the extent that the potential Claim against the Warrantors that would arise on a successful Third Party IPR Claim, would be prevented or limited by any provision of clause 5 to 7 (inclusive).

5.6	In the event that a Claim against the Warrantors that is directly related to a Third Party IPR Claim and in respect of which any amount standing to the credit of the Escrow Account has been utilised in respect of a Third Party IPR Claim Expense Amount (a “Third Party IPR Warranty Claim”) is deemed to have been waived or withdrawn pursuant to clause 7.13 below, the Buyer shall promptly upon receipt of written notice from the Sellers’ Representative pay to the Nominated Account an amount equal to the Third Party IPR Expense Claim Amount that it has received pursuant to clause 5.4.

5.7	In the event of a settled or determined Third Party IPR Warranty Claim, the Buyer shall promptly upon settlement or determination of that Third Party IPR Warranty Claim pay to the Nominated Account an amount by which the Third Party IPR Claim Expense Amount exceeds the amount of any of the legal or professional advisors costs of NCR, the Buyer, the Company and the Subsidiaries recovered from the Warrantors pursuant to such settlement.

5.8	The maximum aggregate amount which may be paid from the Escrow Account pursuant to clause 5.4 shall not in any event exceed the lower of £368,776.89 or the amount standing to the credit of the Escrow Account at the time the Third Party IPR Claim is notified to the Seller’s Representatives in accordance with clause 5.4.

5.9	In accordance with the provisions of the Escrow Letter the Buyer and the Sellers’ Representatives shall procure that, any First Release Amount due to Sellers following the First Release Date, any Second Release Amount due to Sellers following the Second Release Date, any Third Release Amount due to the Sellers following the Third Release Date and any Remaining Claim Escrow Amount due to Sellers, shall be paid (together with any interest which has accrued on the amount so paid less any applicable bank charges) to the Nominated Account on behalf of the Sellers and payment to the Nominated Account shall be good discharge by the Buyer (who shall have no obligation as to the distribution or allocation of that sum between the Sellers).

5.10	Any interest that may accrue on the credit balance on the Escrow Account shall be credited to the Escrow Account and any payment of principal out of the Escrow Account shall include a payment of the interest earned on such principal sum by the Escrow Account.

5.11	The liability to taxation on any interest on any amount in the Escrow Account shall be borne by the party or parties ultimately entitled to that amount.

5.12	A Due Amount and/or a Claim shall be deemed settled for the purposes of this agreement if the Sellers’ Representatives and the Buyer so agree in writing, or the Claim has been determined by a court of competent jurisdiction from which there is no right of appeal, or from whose judgment the Buyer or the Warrantors (as the case may be) are debarred by passage of time or otherwise from making an appeal.

6	Warranties

6.1	The Warrantors warrant to the Buyer in the terms set out in Schedule 4.

6.2	Each of the Sellers severally warrants as at the date of this agreement for itself or himself only that:

6.2.1	it is the sole legal and (other than in the case of Thomas Spencer, Margaret Spencer and David Spencer, being the Trustees of the Estate of Anthony Spencer (deceased) where such shares are held with limited title guarantee) beneficial owner and is entitled to transfer the legal title to its Sale Shares free from any Encumbrance notwithstanding that:

a)	the Seller does not and could not reasonably be expected to know of any such Encumbrances;

b)	on the date hereof, any such Encumbrances are within the actual knowledge or their existence is a necessary consequence of facts then within the actual knowledge of the Buyer; and

c)	and the covenants implied by Sections 2 and 3 of the Law of Property (Miscellaneous Provisions) Act 1994 shall be deemed to be modified accordingly;

6.2.2	it has full power to enter into and perform its obligations under this agreement and the agreement and deeds to be entered into by it pursuant hereto will when executed constitute valid and binding obligations on it in accordance with their terms, subject to bankruptcy, insolvency, reorganisation and other similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies;

6.2.3	its respective Sale Shares are fully paid;

6.2.4	compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

a)	any agreement or instrument to which the Seller is a party or by which the Seller is bound; or

b)	any order, judgment, decree or other restriction applicable to the Seller;

6.2.5	the Seller is not a resident of the United States for tax purposes;

6.2.6	any and all share options held by the Seller shall have been exercised in full, have lapsed or have been waived and terminated on or prior to the time of Closing; and

6.2.7	the Seller has no right to any unissued shares or debentures or other unissued securities of the Company or any Subsidiary and, as far as the Seller is aware, no such rights or Encumbrances shall be outstanding.

6.3	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.4	In the event of a breach of Warranty and subject to the provisions of clauses 5.4 to 5.8, the Buyer, as its sole remedy, may by notice in writing given to the Sellers’ Representatives require the Warrantors to make good any actual loss to the Company or the relevant Subsidiary and (as provided for in clause 6.4.3 in respect of legal costs and expenses only) NCR and/ or the Buyer (which the Buyer hereby agrees will be the limit of its own recoverable loss) by the payment in cash to the Buyer of:

6.4.1	the Appropriate Sum (as defined below);

6.4.2	any costs, expenses and other liabilities (together with any VAT on them which is not recoverable by the Company or relevant Subsidiary) which the Company or relevant Subsidiary may reasonably incur, either before or after the commencement of any action, in connection with:

a)	the settlement of any claim by the Buyer that there has been a breach of Warranty; or

b)	any legal proceedings in which the Buyer claims that there has been a breach of Warranty and in which judgment is given for the Buyer; or

c)	the enforcement of any such settlement or judgment; and

6.4.3	any reasonable legal costs and expenses (together with any VAT on them which is not recoverable by Buyer) which NCR or the Buyer may reasonably incur, either before or after the commencement of any action, in connection with:

a)	the settlement of any claim by the Buyer that there has been a breach of Warranty; or

b)	any legal proceedings in which the Buyer claims that there has been a breach of Warranty and in which judgment is given for the Buyer;

c)	the enforcement of any such settlement or judgment; or

d)	any Third Party Claims with respect to which the directly related Claim(s) for breach of Warranty have been settled pursuant to clause 5.12 above.

6.5	For the purposes of clause 6.4 above, the “Appropriate Sum” means:

6.5.1	if any asset of the Company or a Subsidiary is extinguished or is worth less than its value would have been if the breach of Warranty had not occurred, the amount by which the value of the assets of the Company or Subsidiary falls short of the value they would have been if the breach of Warranty had not occurred; or

6.5.2	if the Company or any Subsidiary is or will be under a liability which would not have existed if the breach of Warranty had not occurred, the amount by which the liabilities of the Company or Subsidiary exceed what would have been their amount if the breach of Warranty had not occurred.

6.6	If any of the Warranties are expressed to be given “so far as the Warrantors are aware” or “to the best of the knowledge, information and belief of the Warrantors” or any similar expression, such Warranties shall be deemed given on the basis of all information which the relevant Warrantor has or would have had if he had made all reasonable enquiries of Zlatan Kovachevich, Paul Griffin, Cynthia Wan, Mervin Amos, Simon Barrell and Daniel Potts and all other Employees of whom it would be reasonable to make enquiries or investigations.

6.7	The Buyer acknowledges and agrees that each Claim shall be subject to the provisions of clauses 5 and 7, which shall remain in force and applicable in accordance with their terms.

6.8	Each Seller agrees that any information supplied by the Company or any of the Subsidiaries or by or on behalf of any of the employees, directors, agents or officers of the Company (“Officers”) to him or his advisers in connection with the Warranties, the information Disclosed or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of him, and each Seller hereby undertakes to the Buyer and to the Company, the Subsidiaries and each Officer that they waive any and all claims which they might otherwise have against any of them in respect of such claims.

6.9	The Buyer warrants to the Sellers that:

6.9.1	it has the requisite power and authority to enter into and perform its obligations in the terms of this agreement in accordance with its terms and in the other documents referred to herein to which it is a party;

6.9.2	this agreement and the other documents referred to in it to which the Buyer is a party constitute (or when executed will constitute) valid and binding obligations of the Buyer in the terms of the agreement and in such other documents referred to herein to which it is a party, subject to bankruptcy, insolvency, reorganisation and other similar laws affecting creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies;

6.9.3	it is a private limited company duly incorporated and validly existing under the laws of England;

6.9.4	the execution and delivery of, and the performance by it of its obligations under, and compliance with the provisions of, this agreement and any other agreed form documents referred to in it will not result in:

a)	any breach or violation by it of any provision of its constitution;

b)	any breach of, or constitute a default under, any instrument or agreement to which it is a party or by which it is bound; or

c)	any breach of any law or regulation in any jurisdiction having the form of law or of any order, judgment or decree of any court or governmental agency by which it is bound in each case as at the date of this agreement; and

6.9.5	no consent, authorisation, licence or approval of its shareholders or of any governmental, administrative, judicial or regulatory body, authority or organisation is required to authorise the execution or delivery, or to ensure the validity, enforceability or admissibility in evidence of this agreement or other agreed form document or the performance by it of any obligations under them.

7	Limitations on Claims

7.1	A Claim is connected with another Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

7.2	This clause limits the liability of the Warrantors in relation to any Claim (except where expressly provided to the contrary).

7.3	In addition, Paragraph 4 of Schedule 5 limits the liability of the Warrantors in relation to any claim under the Tax Covenant.

7.4	Subject always to clause 7.5 below, the liability of the Warrantors for all Claims when taken together shall not exceed the amount (if any) for the time being payable to the Buyer from the Escrow Account in accordance with clause 5.

7.5	Without prejudice to clause 7.25 but notwithstanding any other provision of this agreement, any amount payable by the Warrantors to the Buyer in respect of a Claim will only be satisfied (and only to the extent that there are sums available in such account to satisfy the amount due) from the Escrow Account in accordance with clause 5. If, at the time an amount is due to be paid to the Buyer by the Warrantors in respect of a Claim, the Escrow Account does not contain sufficient sums to satisfy the whole of the amount due to the Buyer in respect of such Claim, the Buyer waives any and all rights to payment of the unsatisfied amount and the Claim shall be deemed satisfied in full upon receipt by the Buyer of the sums available in the Escrow Account (if any) for satisfaction of such Claim or immediately in the event that no sums are available in the Escrow Account for satisfaction of such Claim.

7.6	Notwithstanding the fact that the Warranties are given solely by the Warrantors it is agreed by each Seller (including the Warrantors) that the liability under any Claim shall be satisfied to the extent possible out of the sums available in the Escrow Account in accordance with clause 5 and if there is a Due Amount and a sum payable to the Buyer under the terms of clause 5.3, each Seller acknowledges that he or it shall have no entitlement to such sum.

7.7	The liability of each Seller for all Uncapped Claims when taken together shall not exceed an amount equal to that Seller’s Respective Proportion.

7.8	The Warrantors shall not be liable for a Claim (other than a Claim for breach of the Warranty at paragraph 22.7 of Schedule 4) unless and until the amount of all such Claims (including costs and interest) exceeds £138,291.33, in which case only such excess amount shall be recoverable by the Buyer.

7.9	The Warrantors are not liable for a Claim (other than a Claim under the Tax Covenant to which the provisions of paragraph 4 of the Tax Covenant apply) to the extent that the Claim relates to any matter or liability:

7.9.1	for which specific provision or reserve is made in the Accounts or the Management Accounts;

7.9.2	which is Disclosed;

7.9.3	relating to a matter done as an express condition precedent to Closing or in the execution or performance of this agreement;

7.9.4	if it would not have arisen or occurred but for an act, omission or transaction of the Buyer or the Company or a Subsidiary or any of their respective directors, employees or agents before Closing at the specific request of the Buyer;

7.9.5	resulting from or incurred by a change after Closing in the accounting policies or practices of the Company (other than a change made in order to comply with UK GAAP or the equivalent local accounting rules and principles applicable to the Company’s Subsidiaries);

7.9.6	to the extent that it arises or is increased as a result of or is otherwise attributable to:

a)	any change in or introduction of new law;

b)	any change in the rates of Tax; or

c)	any change or withdrawal by any authority of any published administrative practice,

in each case announced or taking effect after Closing;

7.9.7	which would not have arisen or would have been reduced (to the extent of the relevant reduction) or eliminated but for the failure or omission on the part of the Company or the Buyer to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under the provisions of any legislation after Closing the making giving or doing of which was specifically taken into account in computing any provision in the Accounts or Management Accounts;

7.9.8	to the extent that loss or liability is recovered under a policy of insurance or otherwise at no cost (including no addition to or increase in premium) to the Buyer or the Company; or

7.9.9	which is contingent only unless and until that contingent liability becomes an actual liability and is due and payable, but this clause 7 shall not operate to avoid a Claim made with reasonable supporting details in respect of a contingent liability within the applicable time limits specified in clause 7.10 or clause 7.11; or

7.9.10	in respect of which the Buyer has actual knowledge as at the date of this agreement and is actually aware at the date of this agreement would give rise to a Claim.

7.10	The Warrantors are not liable for a Claim unless the Buyer has given the Sellers’ Representatives notice in writing of the Claim, summarising the nature of the Claim (specifying in reasonable detail with supporting evidence the matter, event or default which gives rise to the Claim) and the amount claimed in any case within the period of:

7.10.1	4 years beginning with the Closing Date in relation to a Claim under the Tax Warranties or Tax Covenant; and

7.10.2	24 months beginning with the Closing Date in relation to any other Claim.

7.11	The Sellers are not liable for an Uncapped Claim unless the Buyer has given the relevant Seller notice in writing of the Claim, summarising the nature of the Claim (specifying in reasonable detail with supporting evidence the matter, event or default which gives rise to the Uncapped Claim) and the amount claimed in any case within the period of 3 years beginning with the Closing Date.

7.12	Save in respect of a Third Party IPR Warranty Claim (to which the provisions of clause 7.13 shall apply), any Claim which has been made and has not been satisfied, settled or withdrawn shall be deemed to have been waived or withdrawn 12 months after the date it was made unless:

7.12.1	court proceedings in respect of it shall then have been commenced against the Warrantors; or

7.12.2	the Sellers’ Representatives and the Buyer shall have agreed in writing to extend that 12 month period, in which case this clause 7 shall apply to that Claim with the substitution of the relevant extended period; or

7.12.3	if later, if the Claim is under the Tax Covenant or under the Tax Warranties and the Warrantors request that the Claim is disputed or appealed pursuant to paragraph 10 (Conduct of Tax Claims) of the Tax Covenant, court proceedings in respect of it shall then have been commenced against the Warrantors 1 month after the date that the dispute or appeal is settled,

(and for this purpose court proceedings shall not be deemed to have been commenced unless they have been both issued and served on the Warrantors).

7.13	Any Third Party IPR Warranty Claim which has been made and has not been satisfied, settled or withdrawn prior to the Second Release Date shall be deemed to have been waived or withdrawn 9 months after the Second Release Date unless:

7.13.1	court proceedings in respect of it shall then have been commenced against the Warrantors; or

7.13.2	the Sellers’ Representatives and the Buyer shall have agreed in writing to extend that 9 month period, in which case this clause 7 shall apply to that Third Party IPR Warranty Claim with the substitution of the relevant extended period,

(and for this purpose court proceedings shall not be deemed to have been commenced unless they have been both issued and served on the Warrantors).

7.14	Notwithstanding clause 6.4, each of the Buyer, the Company and the Subsidiaries is subject to the common law duty to mitigate any loss or damage suffered by it in respect of a Claim.

7.15	The Warrantors shall not be liable more than once in respect of any loss, damage or liability so that any amount paid under the Warranties shall reduce the amount otherwise payable under the Tax Covenant in respect of the same matter by that amount and vice versa.

7.16	A breach by any Seller or Warrantor of any of the terms of this agreement (including the Warranties) shall give rise only to an action by the Buyer for damages for breach of contract and shall not entitle the Buyer to repudiate this agreement.

7.17	All of the parties acknowledge that in entering into this agreement it has not relied on any oral or written representation, warranty or other assurance (except as provided for or referred to in this agreement) and waives all rights and remedies which might otherwise be available to it in respect thereof, except that nothing in this agreement will limit or exclude any liability of a party for dishonesty, fraud, wilful misconduct or wilful concealment.

7.18	The Buyer acknowledges and agrees that its sole remedy against the Warrantors in respect of the Warranties is set out in clause 6.4 and that, except to the extent the Buyer has asserted a claim for indemnification prior to the expiry of the relevant period as set out in clause 7.10, the Buyer shall have no remedy against the Warrantors for any breach of the Warranties.

7.19	No Claim or Uncapped Claim may be made by the Buyer against the Sellers and/or the Warrantors and the Sellers and/or Warrantors shall have no liability to the Buyer under this agreement (including the Warranties) or otherwise in respect of any supposed warranty, representation, indemnity, covenant or undertaking or otherwise arising out of or in connection with the sale of the Shares unless expressly contained in this agreement, except that nothing in this agreement will limit or exclude any liability of a party for fraud, dishonesty, wilful misconduct or wilful concealment.

7.20	The Buyer shall notify the Sellers’ Representatives of any Third Party Claim as soon as reasonably practicable after the Buyer becomes aware of it, but such notification shall not be a condition precedent to the liability of the Warrantors in respect of any Claim.

7.21	Subject to:

7.21.1	the requirements (if any) of the Company’s insurers; and

7.21.2	not waiving privilege of the Buyer or the Company or any Subsidiary,

the Buyer shall use all commercially reasonable endeavours to procure that it, NCR, the Company or the relevant Subsidiary (as applicable) shall keep the Sellers’ Representatives reasonably informed of the general status and proceedings of any Third Party Claim, from time to time and upon the reasonable request of the Sellers’ Representatives consult with the Sellers’ Representatives regarding such Third Party Claim, and consider in good faith the reasonable recommendations of the Sellers’ Representatives with respect to such Third Party Claim.

7.22	If any sum shall be recovered by the Buyer, NCR, the Company or a Subsidiary from a third party in respect of a Third Party Claim, any Claim by the Buyer in respect of any loss, damage or liability to which the sum relates shall be reduced (without prejudice to any other limitations on the liability of the Warrantors referred to in this clause 7) by the amount of the sum recovered from the third party after deducting from it all reasonable costs, charges and expenses incurred and not recovered by the Buyer, NCR, the Company or a Subsidiary (as the case may be) in recovering that sum from the third party.

7.23	If the Warrantors shall have paid an amount in respect of a Claim which exceeds the amount of that Claim as reduced by clause 7.22 above, the Buyer shall, as soon as reasonably practicable on receiving payment from the third party, repay to the Nominated Account the amount of the excess.

7.24	The satisfaction by the Warrantors of any Claim shall be deemed to constitute an equivalent reduction in the consideration payable by the Buyer for the sale of the Shares.

7.25	Nothing in this clause 7 applies to a Claim against a Seller or Warrantor that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by him.

7.26	The Buyer shall be entitled to recover from the Escrow Account any Due Amount in respect of any Claim or claim that in either case arises as a result of, or in connection with, or is based on, dishonesty, fraud, wilful misconduct or wilful concealment of any of the Sellers or Warrantors or, at its option, shall be entitled to recover any portion of such Due Amount from such Seller or Warrantor directly.

8	Tax Covenant

The provisions of Schedule 5 apply in this agreement.

9	Restrictions on Sellers

9.1	Subject to clauses 9.4 and 9.5, each of the Covenantors covenants with the Buyer and the Company in respect of himself only that he shall not without prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed) at any time during the Restricted Period:

9.1.1	carry on or be employed, engaged or interested in, or provide any technical, commercial or professional advice to, any business which is involved or any business to become involved, in the development, distribution or sale of the Restricted Products or any of them or the supply of Restricted Services or any of them in competition with any part of the Business; or

9.1.2	in relation to the Restricted Products or Restricted Services solicit or canvas orders from any person who:

a)	is at the Closing Date, or was any time during the period of 12 months immediately preceding that date, a client or customer of the Company or any of the Subsidiaries; or

b)	is at the Closing Date in the process of negotiating or contemplating doing business with the Company or any of the Subsidiaries; or

9.1.3	offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or any of the Subsidiaries, any person who at Closing was an employee of the Company likely (in the reasonable opinion of the Buyer) to be:

a)	able to influence the material customer relationships or connections of; or

b)	able to exploit or develop the Key Product IP of; or

c)	occupying a senior management position within,

any member of the Company’s Group or the Business; or

9.1.4	solicit or entice away from the Company or any of the Subsidiaries any supplier to the Company or any of the Subsidiaries who had supplied goods and/or services to the Company or any of the Subsidiaries at any time during the 12 months immediately preceding the Closing Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company or any of the Subsidiaries.

9.2	For the purposes of this clause 9, “Restricted Period” shall mean:

9.2.1	in the case of each of Michael Alford and Peter Parke, the period beginning on the Closing Date and ending on the date 24 months thereafter;

9.2.2	in the case of each of Paul Griffin and Mervin Amos, the period beginning on the Closing Date and ending on the date 20 months thereafter; and

9.2.3	in the case of each of Zlatan Kovachevich and Cynthia Wan the period beginning on the Closing Date and ending on the date 12 months thereafter.

9.3	Each of the Covenantors covenants with the Buyer on behalf of itself only that it will not at any time following Closing, except at the request or otherwise on behalf of the Buyer:

9.3.1	use any trade or domain name or e-mail address used by any Group Company at any time during the 2 years immediately preceding the date of this agreement or any other name intended or reasonably likely to be confused with any such trade or domain name or e-mail address; or

9.3.2	use any of the Key Products or any Intellectual Property relating thereto or associated therewith.

9.4	The covenants in this clause 9 are intended for the benefit of the Buyer, the Company and the Subsidiaries and apply to actions carried out by a Covenantor in any capacity and whether directly or indirectly, on the Covenantors own behalf, on behalf of any other person or jointly with any other person.

9.5	Nothing in this clause 9 prevents any Covenantor from holding for investment purposes only:

9.5.1	any units of any authorised unit trust; or

9.5.2	not more than 3% of any class of shares or securities of any company traded on recognised stock exchange.

9.6	Nothing in this clause 9 shall prevent any Covenantor who continues in the employment of or engagement with the Company or a Subsidiary after Closing from claiming, representing or indicating his association in that capacity with the Company or a Subsidiary so long as that employment continues and in accordance with the terms of the relevant employment contract or engagement.

9.7	Each of the covenants in this clause 9 is a separate undertaking by each Covenantor in relation to himself and his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 9. Each of the covenants in this clause 9 is considered fair and reasonable by the parties thereto, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

9.8	The consideration for the undertakings contained in this clause 9 is included in the Purchase Price.

10	Confidentiality and announcements

10.1	Each of the Sellers severally undertakes to the Buyer to keep confidential the terms of this agreement and all proprietary information of, and all information which they have acquired about, the Company and the Subsidiaries and the Buyer’s Group (as such Group is constituted immediately before Closing) and, in the case of the Buyer, all information which it has acquired about the Company’s Group (as such Group is constituted immediately before Closing), and to use the information only for the purposes contemplated by this agreement.

10.2	A Seller does not have to keep confidential or to restrict its use of:

10.2.1	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement; or

10.2.2	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it acquires free from any obligation of confidence to any other person.

10.3	Any Seller may disclose any information that it is otherwise required to keep confidential under this clause 10:

10.3.1	to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

10.3.2	with the written consent of the Buyer; or

10.3.3	with the written consent of one party, if such information relates solely to that party; or

10.3.4	to the extent that the disclosure is required:

a)	by law; or

b)	by a regulatory body, Taxation Authority or securities exchange; or

c)	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

d)	under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

e)	to protect the disclosing party’s interest in any legal proceedings,

but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it, and shall only disclose such information as is necessary under the circumstances.

10.4	Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

10.5	Except as required by or in connection with any Official Requirement or by any other Relevant Authority, all announcements or circulars by, for or on behalf of any of the parties and relating to any matter provided for in this agreement or any document executed pursuant to this agreement shall, to the extent reasonably practicable under the circumstances, be approved in advance by the Buyer and the Sellers (acting by the Sellers’ Representatives), such approval not to be unreasonably withheld or delayed.

11	Further assurance

11.1	For the period of 6 months after Closing, each Seller shall execute or, so far as is within its power and at no more cost than is reasonable, procure that any relevant third party shall execute all such documents and/or do or so far as each is able, procure the doing of such acts and things as the Buyer shall reasonably require in order to deliver title of its Sale Shares to the Buyer (excluding, for the avoidance of doubt, contributing any amount in respect of the Buyer failing to pay any stamp duty or to correctly update the Company’s register of members).

11.2	For the period of 12 months after Closing, each Warrantor shall, so far as is within his power and at the cost of the Buyer, provide reasonable assistance to the Buyer to confirm the change of control to the Buyer of the Company to clients and suppliers of the Company and/ or a Subsidiary who were clients and suppliers of the Company and/or a Subsidiary at the Closing Date.

11.3	Each of the Sellers hereby undertakes that, immediately following Closing until the earlier of 30 days following Closing and such time as the transfers of the Sale Shares have been registered in the register of members of the Company, each of the Sellers will hold the Sale Shares registered in its name on trust for and as nominee for the Buyer or its nominees and undertakes to hold all dividends and distributions and exercise all voting rights available in respect of those Sale Shares in accordance with the directions of the Buyer or its nominees and if any Seller is in breach of the undertakings contained in this clause such Seller irrevocably authorises the Buyer to appoint some person or persons to execute all instruments or proxies (including consents to short notice) or other documents which the Buyer or its nominees may reasonably require and which may be necessary to enable the Buyer or its nominees to attend and vote at general meetings of the Company and to do any thing or things necessary to give effect to the rights contained in this clause 11.

12	Assignment

12.1	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

12.2	Each party that has rights under this agreement is acting on its own behalf.

12.3	The Buyer may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group or to any persons to whom it transfers the Shares.

12.4	If there is an assignment:

12.4.1	the Sellers may discharge their obligations under this agreement to the assignor until they receive notice of the assignment; and

12.4.2	the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.

13	Whole agreement

13.1	This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

13.2	Nothing in this clause 13 operates to limit or exclude any liability for fraud, wilful misconduct or wilful concealment.

14	Variation and waiver

14.1	Any variation of or amendment to this agreement shall be in writing and signed by or on behalf of the parties.

14.2	Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

14.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

14.4	No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

14.5	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

14.6	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

15	Costs

15.1	Subject to clause 15.2, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

15.2	The Sellers shall bear the costs associated with the negotiation, preparation, execution and performance of this agreement in the amounts set against the name of each Seller in column 7 of part 1 or part 2 of Schedule 1 or column 5 of part 3 of Schedule 1 (as applicable).

16	Sellers’ Representatives

16.1	Each of the Sellers hereby:

16.1.1	irrevocably authorises the Sellers’ Representatives to agree on his behalf from time to time to such variations, amendments or modifications to this agreement as the Sellers’ Representatives shall in their absolute discretion deem necessary or desirable;

16.1.2	irrevocably instructs the Sellers’ Representatives to act on his behalf in connection with those matters delegated to the Sellers’ Representatives under this agreement;

16.1.3	irrevocably instructs the Sellers’ Representatives to act on his behalf to agree, settle or compromise any Claim;

16.1.4	acknowledges that in performing those matters delegated to him the Sellers’ Representatives shall be entitled to take such steps or decisions in connection therewith as they shall in their absolute discretion think fit;

16.1.5	irrevocably authorises the Sellers’ Representatives to instruct on behalf of the Sellers such accountants, solicitors or other advisers as the Sellers’ Representatives shall in their absolute discretion deem necessary or desirable in connection with the matters delegated to the Sellers’ Representatives under this agreement;

16.1.6	irrevocably authorises the Sellers’ Representatives to agree and execute the Escrow Letter, and to make such variations, amendments or modifications to the Escrow Letter as the Sellers’ Representatives shall in their absolute discretion deem necessary or desirable;

16.1.7	irrevocably authorises the Sellers’ Representatives and the Majority Sellers Solicitors to operate the Escrow Account in accordance with clauses 4 and 5 and the Escrow Letter; and

16.1.8	irrevocably authorises the Majority Sellers Solicitors to receive funds into the Nominated Account on behalf of the Sellers in accordance with the provisions of this agreement and the Escrow Letter.

16.2	The Sellers’ Representatives may at any time, by notice in writing to the Buyer and to each of the Sellers, resign from such position.

16.3	The Sellers, by the agreement of the holders of a majority of the Shares as at the date of this agreement, evidenced in writing to the Buyer:

16.3.1	may at any time remove any of the Sellers’ Representatives; and

16.3.2	where the position of Sellers’ Representatives is at any time vacant (whether as a consequence of removal in accordance with clause 16.3.1, of resignation in accordance with clause 16.2 of the death of the person holding that position) shall appoint another named individual to be a Sellers’ Representative.

17	Notice

17.1	A notice given under this agreement:

17.1.1	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

17.1.2	shall be sent for the attention of the person, and to the address specified in this clause 17 (or such other address or person as each party may notify to the others in accordance with the provisions of this clause 17); and

17.1.3	shall be:

a)	delivered personally; or

b)	sent by pre-paid first-class post or recorded delivery; or

c)	(if the notice is to be served by post outside the country from which it is sent) sent by airmail.

17.2	Any notice to be given to or by all of the Sellers under this agreement is deemed to have been properly given if it is given to or by the Sellers’ Representatives. Any notice required to be given to or by some only of the Sellers shall be given to or by the Sellers concerned (and in the case of a notice to the Sellers) at their address as set out in Schedule 1.

17.3	The addresses for service of notice are:

17.3.1	NCR Limited

a)	address: c/o NCR Corporation, 3097 Satellite Blvd., Duluth, GA 30096, USA

b)	for the attention of: General Counsel

17.3.2	Sellers’ Representatives:

a)	Michael Alford: 13 Speed House, Barbican, London, EC2Y 8AT

b)	Peter Parke: The Bungalow, Priors Hatch Lane, Hurtmore, Godalming, Surrey, GU7 2RJ

c)	Tim Levett: c/o NVM Private Equity Limited, Northumberland House/Princess Square, Newcastle upon Tyne NE1 8ER.

17.4	A notice is deemed to have been received:

17.4.1	if delivered personally, at the time of delivery; or

17.4.2	in the case of pre-paid first class post or recorded delivery 2 Business Days from the date of posting; or

17.4.3	in the case of airmail, 2 Business Days from the date of posting; or

17.4.4	if deemed receipt under the previous paragraphs of clause 17.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

17.5	To prove service, it is sufficient to prove, in the case of post, that the envelope containing the notice was properly addressed and posted.

18	Severance

18.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

18.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

19	Agreement survives Closing

This agreement (other than obligations that have already been fully performed) remains in full force after Closing.

20	Third party rights

20.1	Subject to clause 20.2, this agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

20.2	The following provisions are intended to benefit future buyers of the Shares from the Buyer and, where they are identified in the relevant clauses, the Company and the Subsidiaries and shall be enforceable by them to the fullest extent permitted by law:

20.2.1	clause 6 and Schedule 4 (Warranties), subject always to clause 7;

20.2.2	clause 8 and Schedule 5 (Tax Covenant), subject always to clause 7;

20.2.3	clause 9 (Restrictions on Sellers); and

20.2.4	clause 10 (Confidentiality).

20.3	Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

21	Successors

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

22	Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

23	Language

If this agreement is translated into any language other than English, the English language text shall prevail.

24	Governing law and jurisdiction

24.1	This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

24.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

This agreement has been executed as a deed and delivered on the date stated at the beginning of it.

Schedule 1—Particulars of Sellers, Lenders and apportionment of Purchase Price

Part 1 – Individual Sellers

(1) Seller’s name and address	(2) Number and class of Sale Shares (following exercise of Options)	(3) Aggregate Percentage of Sale Shares (%)	(4) Respective Proportion (%)	(5) Closing Payment (£)	(6) Less Option Exercise Price (£)	(7) Less Transaction Costs (£)	(8) Less Option Tax Liability (if any) (£)	(9) Less Exit Incentive Tax (if any) (£)	(10) Net Closing Payment to Sellers (£)
Mervin Amos, 30 Ewelme Road, Forest Hill, London, SE23 3BH	140,286 Ordinary Shares 125,000 Option Shares (Ordinary Shares)	1.64	1.55	621,603.32	46,250.00	5,053.39	0.00	0.00	570,299.93
Dr Michael John Alford, 13 Speed House, Barbican, London, EC2Y 8AT	1,258,812 Ordinary Shares 52,885 B Ordinary Shares 7,000 Option Shares (Preferred Ordinary Shares)	8.14	8.26	3,313,033.56	70.00	25,119.67	9,010.92	22,374.13	3,256,458.84

Marie Shone Delamead, Onslow Road, Sunningdale, Ascot, Berkshire, SL5 0HW	586,236 Ordinary Shares	4.11	4.26	1,708,517.94	70.00	12,674.18	9,022.88	30,560.27	1,656,190.61
	72,115 B Ordinary Shares
	7,000 Option Shares (Preferred Ordinary Shares)
Howard Barton 6 Lee Clough Drive, Mytholmroyd, Hebden Bridge, HX7 5PP	151,706 Ordinary Shares	0.94	0.89	355,469.02	0.00	2,889.83	0.00	0.00	352,579.19
Peter David Parke, The Bungalow, Priors Hatch Lane, Hurtmore, Godalming, Surrey, GU7 2RJ	1,175,773 Ordinary Shares	7.69	7.82	3,138,777.51	70.00	23,721.04	9,045.49	26,548.41	3,079,392.57
	62,500 B Ordinary Shares
	7,000 Option Shares (Preferred Ordinary Shares)

The Trustees of the Estate of Anthony Spencer (deceased) c/o John Steel, Steel & Co, Highfield House, 179 High Street, Boston Spa, LS23 6AA	1,171,917 Ordinary Shares	7.28	6.88	2,762,372.40	70.00	22,457.03	8,128.15	0.00	2,731,717.22
	7,000 Option Shares (Preferred Ordinary Shares)

TOTALS	4,825,230	29.81	29.65	11,899,773.75	46,530.00	91,915.14	35207.44	79482.81	11,646,638.36

Part 2 – Optionholder Sellers

(1) Seller’s name and address	(2) Number and class of Sale Shares (following exercise of Options)	(3) Percentage of Sale Shares (%)	(4) Respective Proportion (%)	(5) Closing Payment (£)	(6) Less Option Exercise Price (£)	(7) Less Transaction Costs (£)	(8) Less Option Tax Liability (if any) (£)	(9) Less Exit Incentive Tax (if any) (£)	(10) Net Closing Payment to Sellers
Rafayet Ahmed 230 Ashurst Drive, Ilford, Essex, IG6 1EW	2,000 Option Shares (Ordinary Shares)	0.01	0.01	4,686.29	740.00	38.10	0.00	0.00	3,908.19
Sukhdeep Singh Barn 45 Villers Road, Kingston-Upon-Thames, Surrey, KT1 3AP	75,000 Option Shares (Ordinary Shares)	0.46	0.44	175,735.81	27,750.00	1,428.67	0.00	0.00	146,557.14
Konstantinos Chalkias Flat 502, Omega Works, 4 Roach Road, Hackney Wick E3 2PA	10,000 Option Shares (Ordinary Shares)	0.06	0.06	23,431.44	3,700.00	190.49	0.00	0.00	19,540.95

Claudio Cifarelli Via Carlo Bertinazzi 26, Scala D Int 7, 00139, Roma	2,000 Option Shares (Ordinary Shares)	0.01	0.01	4,686.29	740.00	38.10	0.00	0.00	3,908.19
Stanley Dobrowolski 2, St Michaels Avenue, Lower Edmonton N9 8DD	2,000 Option Shares (Ordinary Shares)	0.01	0.01	4,686.29	740.00	38.10	0.00	0.00	3,908.19
Lindsay Godfrey Walnut Tree Cottage, Rickling Green, Saffron Walden, Essex CB11 3YG	75,000 Option Shares (Ordinary Shares)	0.46	0.44	175,735.81	27,750.00	1,428.67	0.00	0.00	146,557.14

Paul Griffin A-18-2 Sunway Palazzio, 1, Jalan Sri Hartamas 3, Kuala Lumpur, 60000	125,000 Option Shares (Ordinary Shares)	0.77	0.73	292,893.01	46,250.00	2,381.11	78,201.53	0.00	166,060.37
Jaska Hannaford Flat 31, Quentin House, Gray Street, London SE1 8UY	10,000 Option Shares (Ordinary Shares)	0.06	0.06	23,431.44	3,700.00	190.49	0.00	0.00	19,540.95
Christopher Kelly 552a Romilly Road, London N4 2QX	19,500 Option Shares (Ordinary Shares)	0.12	0.11	45,691.31	7,215.00	371.45	0.00	0.00	38,104.86
Zlatan Kovachevich 30 Blenheim Gardens, Kingston-Upon-Thames, Surrey KT2 7BW	125,000 Option Shares (Ordinary Shares)	0.77	0.73	292,893.01	46,250.00	2,381.11	0.00	0.00	244,261.90.

Poul Erik Laursen 53 The Drive, Loughton, Essex IG10 1HG	100,000 Option Shares (Ordinary Shares)	0.62	0.58	234,314.41	37,000.00	1,904.89	0.00	0.00	195,409.52
Leslie Litwin 17 Knottingley Drive, Great Sutton, Ellesmere Port, Cheshire CH66 4XF	39,500 Option Shares (Ordinary Shares)	0.24	0.23	92,554.19	14,615.00	752.43	0.00	0.00	77,186.76
Andrew McDowell PO Box Q912, Queen Victoria Building, NSW 1230, Australia	90,000 Option Shares (Ordinary Shares)	0.56	0.53	210,882.97	33,300.00	1,714.40	0.00	0.00	175,868.57
Feda Saric 28 Lee Road, Mill Hill, London NW7 1LJ	2,000 Option Shares (Ordinary Shares)	0.01	0.01	4,686.29	740.00	38.10	0.00	0.00	3,908.19

Stephen Whiting 7c St Peters Road, St Margarets, TW1 1QY	100,000 Option Shares (Ordinary Shares)	0.62	0.58	234,314.41	37,000.00	1,904.89	0.00	0.00	195,409.52
Gary Williams 73 Woodlands Road, Hertford, Hertfordshire SG13 7JF	75,000 Option Shares (Ordinary Shares)	0.46	0.44	175,735.81	27,750.00	1,428.67	0.00	0.00	146,557.14
Cynthia Wan 3 Legenda Puteri 2, Jalan PJU 1A/57A, Damansara Legenda 47410 Petaling Jaya Selangor, Malaysia	110,000 Option Shares (Ordinary Shares)	0.68	0.64	257,745.85	40,700.00	2,095.37	68,817.35	0.00	146,133.13

TOTALS	962,000	5.92	5.61	2,254,104.63	355,940.00	18,325.04	147,018.90	0.00	1,732,820.71

Part 3 – VC Sellers

(1) Seller’s name and address	(2) Number and class of Sale Shares	(3) Aggregate Percentage of Sale Shares (%)	(4) Respective Proportion (%)	(5) Closing Payment (£)	(6) Less Option Exercise Price (£)	(7) Less Transaction Costs (£)	(8) Net Closing Payment to Sellers (£)
Foresight VCT Plc, ECA Court, 24-2 South Park, Sevenoaks, Kent, TN13 1DU	780,072 Ordinary Shares 297,371 A Ordinary Shares 297,371 B Ordinary Shares 802,531 Preferred Ordinary Shares 294,581 Option Shares (Preferred Ordinary Shares)	15.27	14.43	5,792,078.80	2,945.81	47,087.39	5,742,045.60

Northern 2 VCT Plc, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	628,801 Ordinary Shares 108,661 A Ordinary Shares 372,373 B Ordinary Shares 157,902 Preferred Ordinary Shares 107,641 Option Shares (Preferred Ordinary Shares)	8.50	9.03	3,623,888.19	1,076.41	26,199.39	3,596,612.39
Foresight 3 VCT Plc, ECA Court, 24-26 South Park, Sevenoaks, Kent, TN13 1DU	265,397 Ordinary Shares 257,722 A Ordinary Shares 257,722 B Ordinary Shares 267,510 Preferred Ordinary Shares 255,303 Option Shares (Preferred Ordinary Shares)	8.05	7.61	3,054,649.17	2,553.03	24,833.13	3,027,263.01
The Income & Growth VCT Plc, 30 Haymarket, London, SW1Y 4EX	346,698 Ordinary Shares 132,165 A Ordinary Shares 132,165 B Ordinary Shares 356,680 Preferred Ordinary Shares 130,925 Option Shares (Preferred Ordinary Shares)	6.79	6.41	2,574,255.42	1,309.25	20,927.71	2,552,018.46

Northern Venture Trust Plc , Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	1,077,140 Ordinary Shares 186,136 Ordinary A Shares 270,488 Preferred Ordinary Shares 637,911 B Ordinary Shares 184,390 Option Shares (Preferred Ordinary Shares)	14.56	15.47	6,209,115.50	1,843.90	44,880.37	6,162,391.23
Northern Investors Company Plc, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	846,947 Ordinary Shares 134,739 A Ordinary Shares 471,127 B Ordinary Shares 195,800 Preferred Ordinary Shares 133,475 Option Shares (Preferred Ordinary Shares)	11.01	11.69	4,692,353.54	1,334.75	33,946.76	4,657,072.03

NVM Nominees Limited, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	10,625 B Ordinary Shares	0.07	0.09	36,502.59	0.00	202.39	36,300.20

TOTAL	10,398,369	64.25	64.73	25,982,843.21	11,063.15	198,077.14	25,773,722.92

Part 4 – Lenders

(A) 2007 Venture Loan

(1) Lender	(2) Principal Amount (£)	(3) Interest (£)	(4) Total Redemption Amount (£)	(5) Amount of tax to be deducted (£)
Marie Shone Delamead, Onslow Road, Sunningdale, Ascot, Berkshire, SL5 9HW	40,000	62,018.80	102,018.80	12,403.76
Dr Michael John Alford, 13 Speed House, Barbican, London, EC2Y 8AT	40,000	62,018.80	102,018.80	12,403.76
Peter David Parke, The Bungalow, Priors Hatch Lane, Hurtmore, Godalming, Surrey, GU7 2RJ	40,000	62,018.80	102,018.80	12,403.76
Northern Investors Company Plc, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	215,287	333,796.05	549,083.05	0.00
Northern Venture Trust Plc, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	289,137	448,298.28	737,435.28	0.00

Northern 2 VCT Plc, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	168,776	261,682.13	430,458.13	0.00
NVM Nominees Limited, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	6,800	10,952.77	17,752.77	0.00

TOTAL	800,000	1,240,785.63	2,040,785.63	37,211.28

(B) 2008 Loan

(1) Lender	(2) Principal Amount (£)	(3) Interest (£)	(4) Redemption Premium	(5) Total Redemption Amount (£)	(6) Amount of tax to be deducted (£)
Mervin Amos, 30 Ewelme Road, Forest Hill, London, SE23 3BH	2,500.00	246.66	7,500.00	10,246.66	1,549.33
Dr Michael John Alford, 13 Speed House, Barbican, London, EC2Y 8AT	12,500.00	1,233.28	37,500.00	51,233.28	7,746.66
Peter David Parke, The Bungalow, Priors Hatch Lane, Hurtmore, Godalming, Surrey, GU7 2RJ	12,500.00	1,233.28	37,500.00	51,233.28	7,746.66
The Trustees of the Estate of Anthony Spencer (deceased) c/o John Steel, Steel & Co, Highfield House, 179 High Street, Boston Spa, LS23 6AA	7,500.00	739.97	22,500.00	30,739.97	4,647.99

Zlatan Kovachevich 30 Blenheim Gardens, Kingston-Upon-Thames, Surrey KT2 7BW	2,500.00	246.66	7,500.00	10,246.66	1,549.33
Northern Investors Company Plc, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	47,015.00	4,638.62	141,045.00	192,698.62	0.00
Northern Venture Trust Plc, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	63,140.00	6,229.57	189,420.00	258,789.56	0.00
Northern 2 VCT Plc, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	36,855.00	3,636.21	110,565.00	151,056.21	0.00
NVM Nominees Limited, Northumberland House, Princess Square, Newcastle Upon Tyne, NE1 8ER	1,485.00	146.51	4,455.00	6,086.51	0.00
Foresight VCT Plc, ECA Court, 24-26 South Park, Sevenoaks, Kent, TN13 1DU	66,454.00	6,556.49	199,360.50	272,370.99	0.00

Foresight 3 VCT Plc, 24-26 South Park, Sevenoaks, Kent, TN13 1DU	35,047.00	3,457.79	105,139.50	143,644.29	0.00

TOTAL	287,496.00	28,365.04	862,485.00	1,178,346.04	23,239.97

Schedule 2—Particulars of the Company and Subsidiaries

Part 1—The Company

Name:	Alaric Systems Limited

Registration number:	03314005

Registered office:	5-13 Great Suffolk Street London United Kingdom SE1 0NS

Authorised share capital Amount: £170,000 Divided into: shares of £0.01 each	Classes of Shares: Ordinary A Ordinary B Ordinary Preferred Ordinary

Issued share capital Amount: £161,855.99	Issued Share Capital: 16,185,599 Sale Shares of £0.01 each, comprising: Ordinary: 9,516,785 A Ordinary: 1,116,794 B Ordinary: 2,366,794 Preferred Ordinary: 3,185,226

Registered shareholders (and number of Sale Shares held):	See Schedule 1

Beneficial owners of Sale Shares (if different) and number of Sale Shares beneficially owned:	1,171,917 Ordinary Shares and 7,000 Preferred Ordinary Shares beneficially owned by the beneficiaries of the will of Anthony Spencer

Directors:	Dr Michael Alford Mervin Amos Paul Griffin David Hughes Zlatan Kovachevich Timothy Levett Peter Parke

Secretary:	Daniel Potts

Auditor:	Crowe Clark Whitehill LLP, St. Bride’s House, 10 Salisbury Square, London EC4Y 8EH

Registered Charges:

•   Debenture dated 28 August 2007 creating a fixed and floating charge over the assets and undertaking of the Company in favour of NVM Private Equity Limited & others

•   Debenture dated 27 May 2008 creating a fixed and floating charge over the assets and undertaking of the Company in favour of NVM Private Equity Limited & others

•   Rent deposit deed dated 9 June 2011 in favour of Breast Cancer Care and Overcourt Limited, relating to a deposit of £40,620.60

Part 2—The Subsidiaries

Name:	Alaric International Pty Ltd

Registration number:	137 097 833

Registered office:	Level 17, 181 William Street, Melbourne, VIC 3001, Australia

Authorised share capital: Divided into:	100 shares 100 ordinary shares of $1AUS each

Issued share capital	100 ordinary shares of $1AUS each

Registered shareholders (and number of shares held):	Alaric Systems Limited – 100 shares.

Beneficial owner of shares (if different) and number of shares beneficially owned:	n/a

Directors:	Michael Alford Peter Parke Paul Griffin James Taylor

Secretary:	James Taylor

Auditor:	Crowe Horwath, Level 17, 181 William Street, Melbourne, Victoria 3001 Australia

Registered Charges:	None

Name:	Alaric International Korlatolt Felelossegu Tarsasag

Registration number:	Cg. 01-09-170043

Registered office:	1024, Budapest, Buday Laszlo u 12, Hungary

Authorised share capital: Divided into:	500,000 Hungarian Forints (HUF) 1 share of 500,000 HUF.

Issued share capital	1 share of 500,000 HUF.

Registered shareholders (and number of shares held):	Alaric Systems Limited – 500,000 HUF (1 share)

Beneficial owner of shares (if different) and number of shares beneficially owned:	n/a

Directors:	Michael Alford Belinszky Gabriella

Secretary:	n/a

Auditor:	TPA Horwarth Kft

Registered Charges:	None

Name:	Alaric International SDN. BHD.

Registration number:	805324-X

Registered office:	B4-3A-6, Solaris Dutamas, No. 1, Jalan Dutamas 1, Kuala Lumpur, Wilayah Persekutuan, Malaysia

Authorised share capital: Divided into:	500,000 RM 500,000 ordinary shares of 1 RM each

Issued share capital	250,000 ordinary shares of 1 RM each

Registered shareholders (and number of shares held):	Alaric Systems Limited – 250,000 shares

Beneficial owner of shares (if different) and number of shares beneficially owned:	n/a

Directors:	Michael John Alford Peter David Parke Paul Joseph Griffin Wan Mai Gan

Secretary:	Dato’ Tan Choo Teck

Auditor:	Crowe Horwath

Registered Charges:	None

Part 3—The Branches

Name:	Alaric Systems Limited (registered branch office)

Registration number:	12174651005

Registered office:	Piazza Fernando de Lucia n.37, Roma, 00139, Italy

Authorised share capital: Divided into:	n/a (registered branch office)

Issued share capital	n/a (registered branch office)

Registered shareholders (and number of shares held):	see Part 1 of Schedule 2

Beneficial owner of shares (if different) and number of shares beneficially owned:	see Part 1 of Schedule 2

Directors:	see Part 1 of Schedule 2

Secretary:	see Part 1 of Schedule 2

Auditor:	see Part 1 of Schedule 2

Registered Charges:	see Part 1 of Schedule 2

Schedule 3—What the Sellers shall deliver to the Buyer at Closing

1	At Closing, each of the Sellers shall deliver or cause to be delivered to the Buyer the following documents and evidence:

1.1	transfers of its Sale Shares executed by it or its nominee(s);

1.2	the share certificates for its Sale Shares in the names of each of the registered holders or an indemnity, in a form reasonably acceptable to the Buyer, for any lost certificates;

1.3	the original of any power of attorney under which any document to be delivered to the Buyer under this paragraph 1 has been executed.

2	At Closing, the Warrantors shall deliver or cause to be delivered to the Buyer the following documents and evidence:

2.1	certificates in respect of all issued shares in the capital of each of the Company’s Subsidiaries to the extent such items are not held at the relevant registered office of the Company or Subsidiaries;

2.2	in relation to the Company and each of the Subsidiaries, the statutory registers and minute books (written up to the time of Closing), the common seal, certificate of incorporation and any certificates of incorporation on change of name to the extent the same are not held at the relevant registered office of the Company or Subsidiaries;

2.3	the written resignation, executed as a deed and in the agreed form, of David Hughes, Timothy Levett, Mervin Amos, Paul Griffin and Zlatan Kovachevich from their offices as directors of the Company;

2.4	a certified copy of the minutes of the board meetings held pursuant to Part 2 of Schedule 3;

2.5	in relation to the Company and each of the Subsidiaries that has a bank account:

2.5.1	statements from each bank at which any of those companies has an account, giving the balance of each account at the close of business on the last Business Day before Closing;

2.5.2	to the extent not held at the registered office of the Company or a Subsidiary, all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

2.5.3	details of their cash book balances; and

2.5.4	reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered;

2.6	to the extent not held at the registered office of the Company or Subsidiary, all title deeds and other documents relating to the Properties;

2.7	copies of the documentation relating to the 2007 Venture Loan and the 2008 Loan and the Seller Loan Security, along with any copies of any other charges, loans, mortgages, debentures and guarantees (or other securities) to which the Company or any of the Subsidiaries is a party and, in relation to each of those loans and other such instruments and any covenants connected with them:

2.7.1	a sealed discharge or confirmation of satisfaction and release in the agreed form; and

2.7.2	a signed and completed Form MR04 (statement of satisfaction in full or in part of mortgage or charge).

2.8	in relation to the notification by Alaric International Sdn. Bhd. to MDeC of the change in its indirect shareholder, evidence of receipt by MDeC of such notification.

Part 2—Matters for the board meetings at Closing

1	The Majority Sellers shall cause board meetings of the Company and each applicable Subsidiary to be held at Closing at which the matters set out in this Part 2 of Schedule 3 shall take place.

2	David Hughes, Timothy Levett, Mervin Amos, Paul Griffin and Zlatan Kovachevich shall resign from their office as directors of the Company with effect from the end of the relevant board meeting.

3	The persons the Buyer nominates shall be appointed as directors and secretary of the Company (but not exceeding any maximum number of directors contained in the relevant company’s articles of association). The appointments shall take effect at the end of the board meeting or if required, appointed prior to Closing to take effect from Closing to enable the directors of the Subsidiaries to resign with effect from Closing.

Schedule 4—Warranties

Part 1—General Warranties

1	Shares in the Company and Subsidiaries

1.1	Part 2 of Schedule 2 sets forth an accurate list of all the Subsidiaries of the Company at the date of this agreement and the particulars of their allotted and issued share capital. The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries.

1.2	Part 3 of Schedule 2 sets forth an accurate list of all the registered branches of the Company at the date of this agreement and the particulars of same.

1.3	The issued shares of the Subsidiaries are fully paid up.

1.4	The issued shares of the Subsidiaries are free from all Encumbrances.

1.5	The Sale Shares constitute the whole of the issued share capital of the Company.

1.6	Save for the Options, no right has been granted to any person to require the Company or any of the Subsidiaries to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or any of the Subsidiaries.

1.7	Neither the Company nor any of the Subsidiaries:

1.7.1	holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiaries;

1.7.2	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

1.7.3	has, outside its country of incorporation, any branch or permanent establishment;

1.7.4	has allotted or issued any securities that are convertible into shares;

1.7.5	has at any time purchased, redeemed or repaid any of its own share capital.

1.8	Complete and accurate copies of the documentation relating to the grant of the Options are contained in the Disclosure Documents.

2	Constitutional and corporate documents

2.1	The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company and each of the Subsidiaries Disclosed to the Buyer are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

2.2	All statutory books and registers of the Company and the Subsidiaries have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.3	All returns, particulars, resolutions and other documents, relating to the constitution or corporate registration requirements which the Company or any of the Subsidiaries is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

3	Compliance with Laws

3.1	The Company and each of the Subsidiaries have at all times conducted their respective businesses in accordance with all applicable laws and regulations in all material respects.

4	Licences and consents

4.1	The Company and each of its Subsidiaries has all necessary licences, consents, permits and authorities (including under Malaysia’s Financial Services Act 2013 and the Malaysian Communications and Multimedia Act 1998, to the extent applicable) legally required to carry on its business, in all material respects, (including the operation of its information technology systems, infrastructure, business applications and back office solutions) in the places and in the manner in which its business is now carried on, all of which are valid and subsisting, and, so far as the Warrantors are aware, there is no reason why any of those licences, consents, permits, or authorities should be suspended, cancelled, revoked or not renewed on the same terms.

4.2	Alaric International Sdn. Bhd. has complied in all material respects with the conditions and requirements imposed by the MDeC and the Government of Malaysia with respect to the grant to Alaric International Sdn. Bhd. MSC Status and Pioneer Status respectively, and so far as the Warrantors are aware (having consulted with legal counsel licensed in Malaysia and familiar with the requirements of the MDeC and the Government of Malaysia regarding the establishment and maintenance of MSC Status and Pioneer Status), there is no reason (including as a result of the acquisition of the Sale Shares by the Buyer and compliance by the Company and Alaric International Sdn. Bhd. with the terms of this agreement) why such Pioneer Status or MSC Status should be suspended, cancelled or revoked.

5	Insurance

5.1	True and accurate copies of the full terms of the insurance policies maintained by the Company and the Subsidiaries have been Disclosed and, assuming the due authorization, execution, delivery and performance thereof by the respective insurers, are in full force and effect.

5.2	There are no material outstanding claims under, or in respect of the validity of, any of those policies and so far as the Warrantors are aware, there are no circumstances likely to give rise to any claim under any of those policies.

5.3	All premiums in respect of the insurance policies have been paid to date and, so far as the Warrantors are aware, nothing has been done or not done which could make any of those polices void or voidable and Closing will not terminate, or entitle any insurer to terminate, any such policy.

6	Power of attorney

6.1	There are no powers of attorney in force given by the Company or any of the Subsidiaries.

6.2	No person, as agent or otherwise, is entitled or authorised to bind or commit the Company or any of the Subsidiaries to any obligation not in the ordinary course of the Company’s or any Subsidiary’s business.

6.3	The Disclosure Letter sets out details of all persons (other than the directors and employees of the Company and its Subsidiaries) who have authority to bind the Company and the Subsidiaries.

7	Disputes and investigations

7.1	Neither the Company nor any of the Subsidiaries:

7.1.1	is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business, but specifically including any proceedings regarding allegations that products licensed or sold by the Company or its Subsidiaries are defective or not appropriate for their intended use, and any proceedings regarding allegations that the Company or any of its Subsidiaries are liable for correcting, replacing or repairing defective or allegedly defective services supplied by the Company or any of its Subsidiaries); or

7.1.2	is, so far as the Warrantors are aware, the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

7.2	No director of the Company or any of the Subsidiaries is, to the extent that it relates to the business of the Company or the Subsidiaries, engaged in or subject to any of the matters mentioned in paragraph 7.1 of Part 1 of Schedule 4.

7.3	No such proceedings, investigation or inquiry as are mentioned in paragraph 7.1 of Part 1 of Schedule 4 have been threatened or, so far as the Warrantors are aware, are pending and there are no circumstances likely to give rise to any such proceedings.

7.4	So far as the Warrantors are aware, no such proceedings, investigation or inquiry as are mentioned in paragraph 7.2 of Part 1 of Schedule 4 have been threatened or are pending and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such proceedings.

7.5	The Company and the Subsidiaries are not the subject of any existing or pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party arising out of any proceedings which remain in force.

8	Defective products and services

8.1	Neither the Company nor any of the Subsidiaries has licensed or sold , and no disputes exist between (i) the Company or any of the Subsidiaries and (ii) any of their respective customers or clients relating to or alleging that the Company (or any of the Subsidiaries) licensed or sold, any Key Products that:

8.1.1	were faulty, defective or did not comply with warranties or representations made by or on behalf of the Company or relevant Subsidiary; or

8.1.2	were not in substantial conformity with applicable laws, regulations and standards,

in each case other than such faults, defects or instances of non-conformity as were, or can reasonably be, corrected (a) in the ordinary course of the installation and deployment of such Key Products, or (b) otherwise in the ordinary course of business.

8.2	So far as the Warrantors are aware, there are no disabling codes (other than licence keys) or viruses in any of the Key Products.

8.3	The aggregate number of all outstanding defects, which includes all current known material problems and current known material defects, in any of the Key Products are referred to in the defects trend report at document 6.14, 6.15, 10.42 and 10.54 of the Disclosure Documents and all such defects are capable of being resolved in the ordinary course of business.

9	Customers and suppliers

9.1	Neither the Company nor its Subsidiaries have received any notice and the Warrantors are not otherwise aware, that:

9.1.1	any of its Material Customers or Material Suppliers has (a) changed, modified, or amended (in any case since January 1, 2013), (b) is reasonably likely to request that the Company change, modify or amend, in any material respect, its contractual terms of trade with the Company and its Subsidiaries regarding:

9.1.1.1	the limitations on the liability of the Company and its Subsidiaries,

9.1.1.2	indemnification obligations of the Company or any of its Subsidiaries,

9.1.1.3	the timing and method of payment for software or services provided by the Company or any Subsidiary,

9.1.1.4	the terms of the license of any of the Key Products, or

9.1.1.5	the rights to and ownership by the Company and the Subsidiaries of any of the Key Products;

9.1.2	any of its Material Customers intends to reduce its trade with the Company and its Subsidiaries; or

9.1.3	any of its Material Suppliers intends to reduce the extent to which it supplies goods or services to the Company and its Subsidiaries.

10	Competition

10.1	Neither the Company nor any of the Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company or the Subsidiaries conduct business.

10.2	So far as the Warrantors are aware neither the Company nor any of the Subsidiaries is the subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company or any of the Subsidiaries conducts business.

10.3	No such investigation, inquiry or proceedings as mentioned in paragraph 10.2 of Part 1 of Schedule 4 have been threatened and, so far as the Warrantors are aware there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

10.4	Neither the Company nor any of the Subsidiaries is the subject of any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and neither the Company nor any of the Subsidiaries have given any undertakings or commitments to such bodies which affect the conduct of the Business.

10.5	Neither the Company nor any of the Subsidiaries is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for decision declaring such aid to be compatible with the common market.

11	Contracts

11.1	For the purposes of this agreement, the term “Material Contract” means an agreement or arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound that has, as a counterparty, a Material Customer or Material Supplier or is an IT Contract which is material to the use or functionality of the IT System.

11.2	For the purposes of this agreement, the term “Other Contract” means an agreement or arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound that:

11.2.1	provides for “most favoured nations” terms, including for pricing terms;

11.2.2	contains exclusivity obligations or restrictions or otherwise prohibits or limits the freedom or right of the Company or any Subsidiary (or, after the Closing, the Buyer or any company in its Group) to carry on any part of the Business or to otherwise manufacture, license or distribute any software or related services, or to use and otherwise exploit any material Intellectual Property or other tangible or intangible property or assets;

11.2.3	involves an agency, reseller, or distributor relationship;

11.2.4	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements;

11.2.5	requires the Company or any of the Subsidiaries to pay a commission, finders’ fee, royalty or the like;

11.2.6	requires the Company or any of the Subsidiaries to conduct any development that would result in the ownership by any third party of any Intellectual Property rights in any Key Products (other than customisations consistent with prior practice); or

11.2.7	grants or has the effect of granting exclusive rights in or to any Intellectual Property or other assets of the Company or a Subsidiary.

11.3	Neither the Company nor a Subsidiary is party to an Other Contract.

11.4	Complete copies of all Material Contracts to which the Company is a party, together with any variations or amendments to the terms thereto, have been Disclosed (save where such contracts, variations or amendments have not been reduced to writing, in which case the particulars of such Material Contracts have been provided to the Buyer and such particulars are not misleading nor inaccurate).

11.5	Each Material Contract is, assuming the due authorization, execution, delivery and performance thereof by the respective third party, in full force and effect, and:

11.5.1	neither the Company nor any of the Subsidiaries have defaulted under or breached a Material Contract and, so far as the Warrantors are aware, there are no facts or circumstances likely to give rise to any such breach or default;

11.5.2	so far as the Warrantors are aware no other party to a Material Contract has defaulted under or breached such a contract and there are no facts or circumstances which may lead to any such breach or default.

11.5.3	neither the Company nor any of the Subsidiaries is dependent on any person that is not an employee of the Group to perform its obligations thereunder.

11.6	No notice of termination of a Material Contract has been received or served by the Company or any of the Subsidiaries in the 12 months prior to the Closing Date.

11.7	In relation to the Software Licence Agreement PHX-5-05-0246 (the “Amex Licence”), the Company has informed American Express Travel Related Services, Inc. (“AMEXCO”) of the availability of new releases of each Product (as defined in the Amex Licence) as required by clause 7.4 of the Amex Licence and the Company has provided all such releases of each Product to the extent such releases have been requested by AMEXCO.

12	Transactions with Sellers

12.1	There is no outstanding indebtedness or other liability (actual or contingent) (other than in relation to any employment or similar contract for services) and no outstanding contract, commitment or arrangement between the Company and any of the following:

12.1.1	any of the Sellers or any person connected with any of the Sellers; or

12.1.2	any Director of any Group Company’ or any person connected with such Director.

12.2	None of the Sellers nor, so far as the Warrantors are aware, any person connected with any of the Sellers is entitled to a claim of any nature against the Company or any of the Subsidiaries or has assigned to any person the benefit of such claim.

13	Finance and guarantees

13.1	No guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or any of the Subsidiaries or any third party in respect of borrowings or other obligations of the Company or the Subsidiaries or of any other person.

13.2	Neither the Company nor any of the Subsidiaries has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company or the Subsidiaries other than debts that have arisen in the normal course of business.

13.3	Neither the Company nor any of the Subsidiaries has:

13.3.1	factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

13.3.2	expressly waived in writing any right of set-off it may have against any third party;

13.3.3	so far as the Warrantors are aware, any right of set-off against any third party.

13.4	All debts (less any provision for bad and doubtful debts) owing to the Company or any of the Subsidiaries reflected in the Accounts and all debts subsequently recorded in the books of the Company and the Subsidiaries have either prior to the date of this agreement been realised or, so far as the Warrantors are aware, will, within three months after the date of this agreement, realise in cash their full amount as included in those Accounts or books.

13.5	Neither the Company nor any of the Subsidiaries is in default of the terms of any borrowing or credit advanced to it or of any security which any lender or creditor may hold over the assets of the Company or the Subsidiaries.

13.6	Neither the Company nor any of the Subsidiaries has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

13.7	Neither the Company nor any of the Subsidiaries is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

14	Insolvency

14.1	Neither the Company nor any of the Subsidiaries:

14.1.1	is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; or

14.1.2	has stopped paying its debts as they fall due.

14.2	No step has been taken by the Company or any Subsidiary, neither the Company nor any of the Subsidiaries have received notice that any third party has taken any step and, so far as the Warrantors are aware, no step has been taken by any third party to initiate any process by or under which:

14.2.1	the ability of the creditors of the Company, or of any of the Subsidiaries, to take any action to enforce their debts is suspended, restricted or prevented; or

14.2.2	some or all of the creditors of the Company or of any of the Subsidiaries accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or any of the Subsidiaries; or

14.2.3	a person is appointed to manage the affairs, business and assets of the Company, or any of the Subsidiaries, on behalf of the Company’s, or any of the Subsidiaries’ creditors; or

14.2.4	the holder of a charge over the Company’s assets or over any of the Subsidiaries’ assets is appointed to control the business and assets of the Company or any of the Subsidiaries.

14.3	In relation to the Company and each of the Subsidiaries:

14.3.1	no administrator has been appointed;

14.3.2	so far as the Warrantors are aware, no documents have been filed with the court for the appointment of an administrator; and

14.3.3	no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

14.4	So far as the Warrantors are aware, no process has been initiated which could lead to the Company or any of the Subsidiaries being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

14.5	So far as the Warrantors are aware, no distress, execution or other process has been levied on an asset of the Company or any of the Subsidiaries.

15	Assets

15.1	The Company or one of the Subsidiaries is the full legal and beneficial owner of all the assets included in the Accounts, and any assets acquired since the Accounts Date and all other assets used by the Company or the Subsidiaries, except for those disposed of since the Accounts Date in the normal course of business.

15.2	None of the assets shown in the Accounts or acquired by the Company or the Subsidiaries since the Accounts Date or used by the Company or any of the Subsidiaries is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement.

15.3	The Company or one of the Subsidiaries is in possession and control of all the assets included in the Accounts or acquired since the Accounts Date and all other assets used by the Company or the Subsidiaries.

15.4	None of the assets, undertaking or goodwill of the Company or the Subsidiaries is subject to an Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

15.5	The assets of the Company and of each of the Subsidiaries comprise all the assets necessary in all material respects for the continuation of the relevant company’s business in the manner in which such business is operated as at Closing.

16	Environment and health and safety

16.1	The Company and each of the Subsidiaries have at all times complied with all Environmental Laws and Health and Safety Laws and there are no facts or circumstances which may lead to any breach of or liability under any Environmental Laws or Health and Safety Laws.

16.2	All information provided by or on behalf of the Company or any of the Subsidiaries to any relevant enforcement authority, and all records and data required to be maintained by the Company or any of the Subsidiaries under the provisions of any Environmental Laws or Health and Safety Laws are complete and accurate

16.3	So far as the Warrantors are aware, neither the Company nor any of the Subsidiaries has or is likely to have any actual or potential liability under any Environmental Laws or Health and Safety Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

17	Intellectual property

17.1	Neither the Company nor any of its Subsidiaries owns any patent, trademark, service mark or trade name registrations or design registrations, or applications for any of the foregoing. Neither the Company nor any of its Subsidiaries has entered into any contract, agreement or arrangement that expressly grants it, nor has the Company or any of its Subsidiaries otherwise expressly received, any rights in, to or under any patents or patent applications.

17.2	Part 2 of Schedule 6 constitutes a true and complete list of all domain name registrations and applications to register domain names that are owned by the Company or any of its Subsidiaries; and all unregistered trademarks, service marks, trade names, business names, brand names, software/product names, service names, logos, slogans and other similar identifiers that are owned by the Company or any of its Subsidiaries (collectively, the “Certain Owned Domain Names & Marks”).

17.3	Part 3 of Schedule 6 constitutes a true and complete list of (a) all material licensed Third Party Intellectual Property, including the owner of each, and (b) all material Third Party Licenses, including those associated with any material Third Party Intellectual Property.

17.4	The Third Party Licenses provide all rights necessary for the Company and its Subsidiaries to use and otherwise exploit any of the Third Party Intellectual Property to the same extent and in the same manner that the Third Party Intellectual Property has been used and otherwise exploited by the Company and its Subsidiaries in or in connection with the Business, its conduct or any aspect thereof prior to Closing.

17.5	Neither the Company nor any of its Subsidiaries has received any written notice that the other party to any of the Third Party Licenses intends to cancel, terminate or refuse to renew (if renewable) such Third Party License.

17.6	None of the Third Party Licenses will terminate, nor will any rights granted pursuant to them change, as a result of the transaction contemplated by this agreement.

17.7	Neither the Company, its Subsidiaries, nor any of their respective representatives or agents, licenses or provides any rights to any Third Party Intellectual Property to any person.

17.8	The Company and its Subsidiaries have all rights under, with respect to, and to use and otherwise exploit, and have access to, all Intellectual Property necessary for the Business, its conduct and all aspects thereof (including any of the software of, or licensed by, the Company or any of its Subsidiaries).

17.9	The Company and each of its Subsidiaries comply with and abide by (a) all terms relating to use and other exploitation of Third Party Intellectual Property specified by the relevant Third Party Licenses, and (b) in all material respects with all other terms of such Third Party Licences.

17.10	No royalties or other compensation are due or payable by the Company or any of its Subsidiaries at any time pursuant to any Third Party License or other agreement relating to Intellectual Property.

17.11	The Company and its Subsidiaries own all right, title and interest in and to the Owned Intellectual Property that relates to the Key Products or is material to the Business, its conduct or any aspects thereof, including Certain Owned Domain Names & Marks and Owned Software, free and clear of all Encumbrances.

17.12	Neither the Company nor any of its Subsidiaries is restricted in any way from transferring or assigning, enforcing, licensing, using or otherwise exploiting any of the Owned Intellectual Property.

17.13	Save for any non-exclusive and non-transferable licence (which for the avoidance of doubt cannot be sub-licensed) granted by the Company or any of its Subsidiaries to its customers for use of the Owned Intellectual Property in the ordinary course of business, neither the Company nor any of its Subsidiaries has granted to any person any rights under, with respect to, or to use or otherwise exploit any of the Owned Intellectual Property.

17.14	Neither the Company nor any of its Subsidiaries has received any notice or claim (whether written, oral or otherwise) (a) challenging its ownership or rights in, to or to use or otherwise exploit any of the Owned Intellectual Property (b) claiming that any other person has any legal or beneficial ownership with respect to any of the Owned Intellectual Property or (c) challenging the validity or enforceability of any of the Owned Intellectual Property.

17.15	There are no pending nor, so far as the Warrantors are aware, threatened actions or proceedings contesting the Company’s or any of its Subsidiaries’ ownership or rights in, to, under, with respect to or to use or otherwise exploit, or the validity or enforceability of, any of the Owned Intellectual Property.

17.16	The Company and its Subsidiaries have obtained an enforceable written assignment, including from all of its current and former employees, consultants, and contractors, of all right, title and interest in and to each item of the Owned Intellectual Property (including Owned Software), and any other Intellectual Property discovered, developed, created, enhanced, or modified by or for the Company and/or any of its Subsidiaries (including by any of its current or former employees, consultants, or contractors) in conjunction with, or with respect to, the Business, its conduct, or any aspect thereof, or arising or resulting from such discoveries, developments, creations, enhancements, or modification, from each person (including any of its current or former employees, consultants, or contractors) participating in the discovery, development, creation, enhancement, or modification of, or providing the basis for, such item, except to the extent ownership of Owned Intellectual Property or such item vests automatically in the Company or any of the Subsidiaries by operation of law.

17.17	Neither the Company nor any of its Subsidiaries has any obligation to compensate, or to obtain the consent of, any person to protect, enforce, license, use or otherwise exploit any of the Owned Intellectual Property.

17.18	The Company and each of its Subsidiaries has taken commercially reasonable steps in accordance with industry standard practices to protect and maintain the Owned Intellectual Property and has not taken, or failed to take, any action that would result, in whole or in part, in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of, or the loss or prohibition of any right to use or otherwise exploit, any of the Owned Intellectual Property.

17.19

The source code, trade secrets, and other confidential information (a) of the Company or its Subsidiaries, or any source code of the Owned Intellectual Property, or (b) that were provided to the Company or any of its Subsidiaries by another person under confidentiality obligations (collectively, the “Protected Information”) have been safeguarded and protected by the Company and its Subsidiaries as confidential and proprietary information in accordance with industry standard practices and neither the Company nor any of its Subsidiaries has disclosed (including provided), nor is the Company or any of its Subsidiaries under any contractual or other obligation to disclose (including provide) to any person, any source code or any Protected Information that the Company or any of its Subsidiaries is contractually prohibited from disclosing (the “Non-Disclosable Protected Information”), except, but only with respect to any other Protected Information that is not Non-Disclosable Protected Information, pursuant to an enforceable confidentiality agreement between the Company or any of its Subsidiaries and such person that requires such person to protect against disclosure of such other Protected Information to any other person, and, so far as the Warrantors are aware, no person has breached any such confidentiality agreement.

17.20	Each Employee and Director, each former employee of the Company or any of its Subsidiaries, and each other current or former consultant or contractor of the Company or any of its Subsidiaries who has had access to any Protected Information has entered into an agreement with the Company or one of its Subsidiaries that requires such person to keep such Protected Information confidential and protect it against disclosure to any other person and, so far as the Warrantors are aware, no such agreement has been breached by such person.

17.21	Neither (a) the Company or any of its Subsidiaries, (b) the Business, its conduct, or any aspect thereof (including any of the software of, or licensed by, the Company or any of its Subsidiaries), nor (c) the Owned Intellectual Property or its use, or use of the Third Party Intellectual Property, in or in connection with the Business, its conduct or any aspect thereof, infringes, violates, misappropriates or misuses any Intellectual Property of any person.

17.22	Neither the Company nor any of its Subsidiaries has received any notice or claim (whether written, oral or otherwise) regarding any infringement, violation, misappropriation or misuse of any person’s Intellectual Property by or with respect to (a) the Company or its Subsidiaries, (b) the Business, its conduct or any aspect thereof (including any of the software of, or licensed by, the Company or any of its Subsidiaries), or (c) any of the Owned Intellectual Property or its use, or the use of the Third Party Intellectual Property, in or in connection with the Business, its conduct or any aspect thereof.

17.23	There are no pending nor, so far as the Warrantors are aware, threatened actions or proceedings regarding any infringement, violation, misappropriation or misuse of any person’s Intellectual Property by or with respect to (a) the Company or its Subsidiaries, (b) the Business, its conduct or any aspect thereof, or (c) any of the Owned Intellectual Property or its use, or use of the Third Party Intellectual Property in or in connection with the Business, its conduct or any aspect thereof.

17.24	So far as the Warrantors are aware, no person is infringing, violating, misappropriating or misusing any of the Owned Intellectual Property (including the Owned Software). Neither the Company nor any of its Subsidiaries has provided, made or issued any notice or claim (whether written, oral or otherwise) to any person regarding or alleging any infringement, violation, misappropriation or misuse of any of the Owned Intellectual Property. There are no pending or threatened actions or proceedings by the Company or any of its Subsidiaries regarding infringement, violation, misappropriation or misuse of any of the Owned Intellectual Property.

17.25	Part 1 of Schedule 7 constitutes a true and complete list of the Key Products and any other material Owned Intellectual Property.

17.26	No person, other than the Company or any of its Subsidiaries, has any ownership rights in any of the Owned Software or associated Intellectual Property.

17.27	The Company and its Subsidiaries license and have licensed but have not transferred any ownership interest or rights in or to, any Owned Software to any person.

17.28	Details of all escrow agreements relating to the source code of the Owned Software entered into by the Company or any of its Subsidiaries are contained in the Disclosure Letter and any such source code that has been placed in escrow, has not been released in accordance with the terms of the escrow agreement by the escrow agent to a person other than the Company or any of its Subsidiaries. So far as the Warrantors are aware, no such source code has ever been released by the escrow agent to a person other than the Company or any of its Subsidiaries.

17.29	The Disclosure Letter contains a true and complete list of all open source code, and other similar software, that the Company and any of its Subsidiaries use or have used in or in connection with the Business, its conduct, or any aspect thereof (including any of the software of, or licensed by, the Company or any of its Subsidiaries), and specifies for each, the version number used, license terms, and a currently valid link to the web site or other source from which such software may be obtained.

17.30	Neither the Company nor any of its Subsidiaries has used, combined, incorporated, or embedded any of the source code or software (including any of its source code) identified in the Disclosure Letter and referenced in the preceding paragraph with or into any of the software (including any source code) that is used or licensed by the Company or any of its Subsidiaries in a manner that would require any portion of the source code or software (including any of its source code) that is used or licensed by the Company or any of its Subsidiaries to be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making derivative works, or (c) distributed at no or nominal charge.

17.31	Neither the Company nor any of its Subsidiaries has used, combined, incorporated, or embedded any software developments, creations, enhancements, or modifications (or any portions thereof) made by or for any customer of the Company or any Subsidiary that are, pursuant to the terms of the contract or agreement between such customer and the Company or Subsidiary, as applicable, owned by such customer, with or into any of the Owned Software, including the Key Products, or any other products.

17.32	The Disclosure Letter contains a complete and accurate list of all agreements pursuant to which the Company or any of the Subsidiaries has disclosed, or has an obligation to disclose, source code of the Owned Software.

18	Information technology

18.1	The Disclosure Documents contains accurate particulars of the material components of the IT System

18.2	The elements of the IT System:

18.2.1	are not materially defective in any respect and have not been materially defective or materially failed to function during the last 12 months; and

18.2.2	have sufficient capacity and performance to meet the current business requirements of the Company and the Subsidiaries.

18.3	The Company and the Subsidiaries have implemented appropriate procedures, (including in relation to off-site working where applicable) for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

18.4	The Company and the Subsidiaries have in place a disaster recovery plan which is fully documented and would enable the business of the Company and the Subsidiaries to continue if there were significant damage to or destruction of some or all of the IT System. A copy of the plan is contained in document6.35 of the Disclosure Documents.

19	Data protection

19.1	The Company and the Subsidiaries have notified registrable particulars under the Data Protection Act 1998 of all personal data held by them and:

19.1.1	have renewed such notifications and have notified any changes occurring in between such notifications as required by that Act;

19.1.2	have paid all fees payable in respect of such notifications;

19.1.3	the contents of such notifications (copies of which contained at document 10.60 of the Disclosure Documents) are complete and accurate; and

19.1.4	there has been no unauthorised disclosure of personal data outside the terms of such notifications.

19.2	No personal data have been transferred outside the European Economic Area by any Group Company registered within the European Economic Area.

19.3	The Company and the Subsidiaries have:

19.3.1	complied in all respects with all Data Privacy Laws;

19.3.2	complied in all respects with the terms of all contracts to which any of them is subject with respect to the Processing of Personally Identifiable Information;

19.3.3	complied in all respects with the terms of the Payment Card Industry Data Security Standard to the extent such terms are applicable to the conduct of the Business;

19.3.4	satisfied any requests for access to personal data;

19.3.5	established a corporate policy and the procedures necessary to ensure continued compliance with Data Privacy Laws and to protect personal data against loss, damage, and unauthorized access, use, modification, or other misuse; and

19.3.6	complied with the requirements of the seventh principle of the Data Protection Act 1998 in respect of any processing of data carried out by a data processor on behalf of the Company or any of the Subsidiaries.

19.4	There has been no material loss, damage, or unauthorized or accidental access, acquisition, use, disclosure or breach of security of Personally Identifiable Information maintained by or on behalf of the Company or any Subsidiary, and neither the Company nor any of the Subsidiaries has received any:

19.4.1	notice or complaint under the Data Privacy Laws alleging non-compliance therewith (including any information or enforcement notice, or any transfer prohibition notice); or

19.4.2	claim for compensation for loss or unauthorised disclosure of data; or

19.4.3	notification of an application for rectification or erasure of personal data,

and the Sellers are not aware of any circumstances which may give rise to the giving of any such notice or the making of any such notification.

19.5	The Company and the Subsidiaries have complied with their obligations under the Privacy and Electronic Communications (EC Directive) Regulations 2003 in respect of the use of electronic communications (including e-mail, text messaging, fax machines, automated calling systems and non-automated telephone calls) for direct marketing purposes.

20	Employment

20.1	The name of each person who is a Director is set out in Schedule 2.

20.2	The Disclosure Documents include details of all Employees and Workers of the Company and the Subsidiaries, the particulars of each Employee and Worker and the principal terms of their contract including:

20.2.1	the Company which employs or engages them;

20.2.2	their remuneration (including any benefits and privileges provided or which the Company or the relevant Subsidiary is bound to provide to them or their dependants, whether now or in the future);

20.2.3	the commencement date of each contract and, if an Employee, the date on which their continuous service began;

20.2.4	the length of notice necessary to terminate each contract or, if a fixed term, the expiry date of the fixed term and details of any previous renewals;

20.2.5	the type of contract (whether full or part-time or other);

20.2.6	their date of birth;

20.2.7	any country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

20.2.8	the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

20.3	The Disclosure Documents include details of all persons who are neither Employees nor Workers and who are providing services to the Company or any of the Subsidiaries under an agreement which is not a contract of employment with the Company or the relevant Subsidiary (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of the Company’s Group) and the particulars of the terms on which the individual provides services, including:

20.3.1	the company which engages them;

20.3.2	the remuneration of each individual (including any benefits and privileges provided or which the Company or any of the Subsidiaries is bound to provide) to them or their dependants, whether now or in the future; and

20.3.3	the length of notice necessary to terminate each agreement or, if at fixed term, the expiry date of the fixed term and details of any previous renewals;

20.3.4	any country in which the individual provides services, if the individual provides services wholly or mainly outside England and Wales; and

20.3.5	the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.

20.4	The Disclosure Documents include details of all Employees and Workers of the Company and the Subsidiaries who as at the date of this agreement are on secondment, maternity, paternity, adoption or other leave or who have been and remain absent for more than 4 weeks due to ill-health or for any other reason.

20.5	No notice to terminate the contract of employment of any Employee or Worker of the Company or any Subsidiary (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and so far as the Warrantors are aware no dispute under any Employment Laws or other grievance is outstanding between:

20.5.1	the Company or any Subsidiary and any of its or their current or former Employees relating to their employment, its termination and any reference given by the Company or any Subsidiary regarding them; or

20.5.2	the Company or any Subsidiary and any of its current or former Workers relating to their contract, its termination and any reference given by the Company or any Subsidiary regarding them.

20.6	The Company and each Subsidiary has complied with its duties under the Immigration, Asylum and Nationality Act 2006 and has obtained evidence that any Employee and Worker has the right to work in the jurisdiction in which they work and has a current and appropriate work permit or other permission to remain in that jurisdiction.

20.7	Neither the Company nor any Subsidiary has in the last 6 months altered any of the terms of employment or engagement of any of the Employees or Workers.

20.8	No offer of employment or engagement has been made by the Company or by any of the Subsidiaries that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet started.

20.9	No Director, officer or Employee has a contractual arrangement which will entitle them to terminate their employment or receive any payment or other benefit as a result of or in connection with the acquisition of the Shares by the Buyer or compliance with the terms of this agreement.

20.10	All contracts between the Company or any Subsidiary and its or their Employees and Workers are terminable at any time on not more than three months’ notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Company or any Subsidiary other than wages, commission or pension.

20.11	All contracts between the Company and its Directors, Employees or Workers comply with any relevant requirements of section 188 of the Companies Act 2006 and (in the case of the Subsidiaries) of the laws of the relevant jurisdictions in which they are in office or are employed.

20.12	Neither the Company nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, and there is no agreed procedure for redundancy selection.

20.13	Neither the Company nor any of the Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any incentive scheme (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme).

20.14	There are no other incentive schemes or other incentive arrangements (including, without limitation, any share option arrangement, commission, profit sharing or bonus scheme) established by any member of the Company’s Group or any shareholder of the Company in which the Company or any of the Subsidiaries or any of their respective Directors, Employees or Workers participates.

20.15	Neither the Company nor any of the Subsidiaries has within the period of 12 months preceding the date of this agreement incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

20.16	Neither the Company nor any of the Subsidiaries has within the period of 12 months preceding the date of this agreement incurred any liability for failure to provide information or to consult with Employees under any Employment Laws.

20.17	Neither the Company nor any of the Subsidiaries has made or agreed to make a payment or provided or agreed to provide a benefit to a present Director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

20.18	Neither the Company nor any of the Subsidiaries is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union, group or organisation of employees or their representatives representing Employees or Workers and so far as the Warrantors are aware there is nothing likely to give rise to such a dispute or claim.

20.19	No subject access requests made to the Company or any of the Subsidiaries pursuant to the Data Protection Act 1998 by Employees or Workers are outstanding.

20.20	There are no sums owing to or from any Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year other than commission costs and expenses payable in the ordinary course of business.

20.21	Neither the Company nor any Subsidiary has offered, promised or agreed to any future variation in the contract of any Employee or Worker

20.22	The Disclosure Documents include true, complete and accurate:

20.22.1	copies of all contracts, handbooks, policies and other documents which apply to any of the Employees and Workers; and

20.22.2	copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Employee or Worker.

20.23	All Employee contracts constitute valid and binding obligations on the Employee in accordance with their terms.

20.24	In respect of each Employee and Worker, the Company and the Subsidiaries have in all material respects:

20.24.1	performed all obligations and duties they are required to perform (and settled all outstanding claims), whether or not legally binding and whether arising under contract, statute, at common law or in equity or under any treaties including the EC Treaty or laws of the European Community or otherwise;

20.24.2	complied with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

20.24.3	maintained adequate, suitable and up to date records.

20.25	A complete and accurate list of Contractors at Closing is Disclosed at document 8.2.46 of the Disclosure Documents.

20.26	A complete and accurate list of Former Contractors is Disclosed at document 8.2.46 of the Disclosure Documents.

21	Property

21.1	The definitions in this paragraph apply in this agreement.

21.2	The particulars of the Properties set out in Schedule 7 are true, complete and accurate.

21.3	The Properties are the only land and buildings owned, used or occupied by the Company and the Subsidiaries.

21.4	Neither the Company nor any of the Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

21.5	Neither the Company, nor any company that is or has at any time been a Subsidiary, has any actual or contingent liability in respect of Previously-owned Land and Buildings.

21.6	Neither the Company, nor any company that is or has at any time been a Subsidiary, has given any guarantee or indemnity for any liability relating to any of the Properties, any Previously-owned Land and Buildings or any other land or buildings.

21.7	Replies to enquiries in respect of the UK Properties given by Sellers are true and accurate in all material respects.

21.8	All obligations imposed on the Company in any agreement for lease pursuant to which any of the Leases of the UK Properties were granted have been complied with and no obligations or liabilities are outstanding that may adversely affect the Company.

21.9	The Properties (and the proceeds of sale from them) are free from:

21.9.1	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent charge, lien or other right in the nature of security; and

21.9.2	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal,

and there is no agreement or commitment to give or create any of them.

21.10	So far as the Warrantors are aware, there are no circumstances which (with or without taking other action) would entitle any third party to exercise a right of entry to, or take possession of all or any part of the Properties, or which would in any other way affect or restrict the continued possession, enjoyment or use of any of the Properties.

21.11	So far as the Warrantors are aware, in relation to the rent deposit deed dated 9 June 2011 and made between 1 Overcourt Limited, 2 Breast Cancer Care Limited and 3 the Company (“RDD”) there is no default under the terms of the Lease to which the RDD relates and the Sellers are not aware that either the Landlord or Superior Landlord (both as defined in the RDD) have deducted any sums from the Initial Deposit (as defined in the RDD) and such Initial Deposit (as defined in the RDD) is still held by the Landlord and Superior Landlord (both as defined in the RDD) in accordance with the terms of the RDD.

21.12	The:

21.12.1	Tenancy Agreement dated 5 May 2011 and 6 December 2011 (renewal) entered into between Alaric International Sdn Bhd and Mid Valley City North Tower Sdn Bhd for Suite 8.02, Level 8, The Gardens North Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur (document reference nos.: 1.6.2.9, 1.6.2.7, 1.6.2.6, 1.6.2.5 and 1.6.2.10); and

21.12.2	Tenancy Agreement dated 25 February 2009 and 6 December 2011 (renewal) entered into between Alaric International Sdn Bhd and Mid Valley City North Tower Sdn Bhd for Suite 8.03, Level 8, The Gardens North Tower, Mid Valley City, Lingkaran Syed Putra, 59200 Kuala Lumpur (document reference nos.: 1.6.2.4, 1.6.2.3, 1.6.2.2, 1.6.2.1 and 1.6.2.10),

are valid and respectively expire on 31 March 2015 with an option to renew for a further 3 years on the same terms and conditions.

21.13	Alaric International Stn. Bhd. does not own any real property in Malaysia, whether freehold or leasehold.

22	Accounts

22.1	The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK or in relation to Subsidiaries not incorporated in the UK in accordance with the applicable laws of the jurisdiction in which such Subsidiary is incorporated.

22.2	The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors report(s) required to be annexed to the Accounts is unqualified.

22.3	The Accounts show a true and fair view of the state of affairs of the Company and the Subsidiaries (and, in relation to the consolidated accounts, of the Company and the Subsidiaries, and of the Company’s Group as a whole) as at the Accounts Date and of the profit and loss of the Company and the Subsidiaries, and of the Company’s Group, for the financial year ended on that date.

22.4	The profits or losses of the Company and the Subsidiaries as shown in the Accounts are not affected by any non-recurring income, expenditure or other extraordinary or exceptional material nor by any transactions effected other than at an arms’ length, except as Disclosed in the Accounts or the notes annexed to them.

22.5	The Accounts have been prepared on a basis consistent with the audited accounts of, as the case may be, the Company, the Subsidiaries or the consolidated accounts of the Company and the Subsidiaries, for the two prior accounting periods without any change in accounting policies used.

22.6	The Management Accounts have been prepared on a prudent basis, consistent in all material respects with the basis employed in preparing the Accounts (subject to the absence of footnotes and year-end adjustments in accordance with applicable accounting standards, policies, principles and practices), and fairly represent in all material respects the assets and liabilities and the profits and losses of the Company and the Subsidiaries as at and to the date for which they have been prepared.

22.7	On the assumption that the payments of the 2007 Venture Loan Repayment Tax Amount, the 2008 Loan Redemption Tax Amount, Option Tax Payment, the 2007 Venture Loan Repayment Amount, the 2007 Venture Loan Contribution, the 2008 Loan Redemption Amount, the Unpaid Bonus Amount, the Third Party Payments, Employer’s NI, the Exit Incentive Tax Amount and the Option Exercise Price occur on Closing in accordance with this agreement, the Company and the Subsidiaries would have in aggregate not less than £200,000 of cash at bank at Closing, plus an amount equal to the aggregate of the Option Tax Payment, the 2007 Venture Loan Repayment Tax Amount, the 2008 Loan Redemption Tax Amount, the Employers’ NI, the Exit Incentive Tax Amount and the Unpaid Bonus Tax Amount.

22.8	Since 30 September 2013, there has been no material adverse change in the financial position of the Company or any of the Subsidiaries.

23	Financial and other records

23.1	All statutory records, including accounting records, required to be kept or filed by the Company or any of the Subsidiaries have been properly kept or filed and comply in all material respects with the requirements of applicable laws and regulations. All other financial and related records of the Company and of each of the Subsidiaries:

23.1.1	have been properly prepared and maintained in all material respects;

23.1.2	do not contain any material inaccuracies or discrepancies; and

23.1.3	are in the possession of the Company or the Subsidiary to which they relate.

23.2	No notice has been received or allegation made that any of the records described in paragraph 23.1 of Part 1 of Schedule 4 are incorrect or should be rectified.

23.3	All deeds and documents belonging to the Company are in the possession of, or are reasonably accessible by, the Company and those belonging to the Subsidiaries are in the possession of, or are reasonably accessible by, the Subsidiary to which they belong.

24	Changes since Accounts Date

24.1	Since the Accounts Date:

24.1.1	the Company and each of the Subsidiaries has conducted its business in the normal course and as a going concern;

24.1.2	neither the Company nor any of the Subsidiaries has issued or agreed to issue any share or loan capital;

24.1.3	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or any of the Subsidiaries;

24.1.4	neither the Company nor any of the Subsidiaries has borrowed or raised any money or taken any form of financial security; and

24.1.5	neither the Company nor any of the Subsidiaries has offered price reductions or discounts or allowances on sales other than in the ordinary course of business consistent with past practice.

25	Effect of sale on Sale Shares

25.1	Neither the acquisition of the Sale Shares by the Buyer nor compliance with the terms of this agreement will:

25.1.1	enable any person to terminate any contract with the Company or any of the Subsidiaries;

25.1.2	relieve any person of any obligation to the Company or any of the Subsidiaries (whether contractual or otherwise), or enable any person to terminate, reduce or suspend any such obligation or any right or benefit enjoyed by the Company or any of the Subsidiaries, or to exercise any right in respect of the Company or any of the Subsidiaries;

25.1.3	operate to terminate the benefit of any right, privilege or incentive of the Company or any of the Subsidiaries that it presently enjoys, including Pioneer Status and MSC Status by reason of any contractual or statutory provision relating to the same;

25.1.4	entitle any person to receive from the Company or any of the Subsidiaries any finder’s fee, brokerage or other commission in connection with the purchase of the Sale Shares by the Buyer;

25.1.5	so far as the Warrantors are aware result in any customer or supplier being entitled to cease dealing with the Company or any of the Subsidiaries or be entitled to reduce substantially its existing level of business or be entitled to change the terms on which it deals with the Company or any of the Subsidiaries;

25.1.6	so far as the Warrantors are aware, result in any officer or senior Employee leaving the Company or any of the Subsidiaries

25.1.7	result in the loss or impairment of or any default under any licence, authorisation or consent required by the Company or any of the Subsidiaries for the purposes of its business;

25.1.8	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company or the Subsidiaries; or

25.1.9	result in any present or future indebtedness of the Company or any of the Subsidiaries becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date.

26	Retirement benefits

26.1	Neither the Company nor any of the Subsidiaries have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and Employees (“Pensionable Employees”). No proposal or announcement has been made to any Employee or officer of the Company or any of the Subsidiaries as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit.

26.2	All death and disability benefits provided to the employees of the Company and Subsidiaries are fully insured by an insurance policy with an insurer of good repute. The Warrantors are not aware of any reason why these policies might be invalidated, or why the insurer might try to set them aside.

26.3	No contribution notice or financial support direction under the Pensions Act 2004 or other applicable pension laws has been issued to the Company, any of the Subsidiaries or to any other person in respect of any pension scheme and there is no fact or circumstance likely to give rise to any such notice or direction

26.4	Prior to 1 October 2012, the Company and the Subsidiaries provided access to a designated stakeholder scheme for their Pensionable Employees as required by section 3 of the Welfare Reform and Pensions Act 1999.

27	Anti-corruption and anti-terrorism and anti-money laundering

27.1	The Company and each of its Subsidiaries have, at all times, conducted its business in accordance with Anti-Corruption Laws and Anti-Terrorism and Anti-Money Laundering Laws.

27.2	The Company and each of its Subsidiaries has in place adequate procedures designed to prevent its associated persons (within the meaning of section 8 of the Bribery Act 2010) from undertaking conduct which would constitute an offence under section 7(1) of that Act.

27.3	Neither the Company nor any of the Subsidiaries is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010 or any other Anti-Corruption Laws and Anti-Terrorism and Anti-Money Laundering Laws.

27.4	Neither the Company nor any of the Subsidiaries is ineligible to be awarded any contract or business under section 23 of the Public Contracts Regulations 2006 or section 26 of the Utilities Contracts Regulations 2006 (each as amended).

27.5	No U.S. person, acting for or on behalf of the Company or any Subsidiary, has (a) sold, licensed, sub-licensed, provided, distributed, or serviced any Software Products or other product or provided other services or facilitated or approved transactions in violation of U.S. prohibitions on dealing with Embargoed Countries or otherwise contrary to U.S. trade sanctions, or (b) exported, re-exported or facilitated the transfer to any Embargoed Country of any Software Products or other product that originated in or transshipped through the United States, contained more than 10 percent U.S. content or controlled U.S.-origin software, or contained U.S.-origin encryption items

Part 2—Tax Warranties

1	Tax returns and compliance

1.1	The Company and each Subsidiary has within the relevant time limits correctly made all returns, given all notices and submitted all computations, accounts or other information required to be made, given or submitted to any Tax Authority and all such returns and other documentation were and are materially true, complete and accurate.

1.2	All claims, elections and disclaimers assumed for the purposes of the Accounts or the returns have within the relevant time limits been correctly made and submitted, and remain valid in all respects and the Disclosure Documents contains full details of any claims, elections, disclaimers, returns or other documentation which need to be submitted to a Tax Authority, where the time limit has not expired at Closing.

1.3	Neither the Company nor any Subsidiary has any agreement or arrangement with a Tax Authority whereby it is assessed to or accounts for Tax other than in accordance with the strict terms of relevant legislation or published practice of the relevant Tax Authority.

1.4	Neither the Company nor any Subsidiary is a qualifying company within the meaning of Schedule 46 of FA 2009 (Duties of Senior Accounting Officers of Qualifying Companies).

2	Deductions and Payments of Tax

2.1	The Company and each Subsidiary has:

2.1.1	properly deducted and/or withheld from payments made by it all Tax required to be deducted and/or withheld; and

2.1.2	within the relevant time limits paid or accounted for all Tax which it is or was liable to pay or account for (including Tax required to be deducted or withheld from payments).

2.2	The Company and each Subsidiary is liable to pay corporation tax in instalments for the accounting period which will be current at Closing and the Disclosure Documents contains true, complete and accurate particulars of any instalments of corporation tax paid by the Company and each Subsidiary or apportioned to such company under any group payment arrangement for the accounting period beginning immediately after the Accounts Date and the basis for calculating such instalments (including the basis upon which the total corporation tax liability for the accounting period was estimated).

2.3	Each relevant VC Seller is beneficially entitled to the interest paid on each relevant Seller Loan and the exemption in s.933 ITA 2007 applies such that the Company has no, and has never had any, obligation to deduct tax at source in respect of any such payments of interest.

3	Records

3.1	The Company and each Subsidiary has maintained and is in possession of all records (including workpapers) required by law for Tax purposes and all such records remain true, complete and accurate. In particular, without limitation, the Company and each Subsidiary has sufficient records and workpapers to enable it to calculate any present or, so far as possible, future liability for Tax or its entitlement to any deduction, relief or repayment of Tax and any claims or elections it has made relating to Tax.

4	Penalties, disputes and investigations

4.1	Neither the Company nor any Subsidiary is, and has not within the last six years been, liable to pay any fine, interest, surcharge or penalty in relation to Tax, nor has it been involved in any dispute with, or the subject of an enquiry or investigation by, a Tax Authority and so far as the Warrantors are aware there are no facts which are likely to cause it to become liable to pay any fine, interest, surcharge or penalty nor to give rise to any such dispute, enquiry or investigation.

4.2	No enquiry which has been made into a corporation tax return of the Company or any Subsidiary remains outstanding.

5	Secondary Liabilities

No Tax has been or may be assessed on or required to be paid by the Company or any Subsidiary where the amount in question is the primary liability of another person, and where such assessment or requirement arises or arose by reason of the failure by any other person to satisfy a Tax liability.

6	Close Company

6.1	The Company and each Subsidiary is a close company for the purposes of United Kingdom Tax but:

6.1.1	it is not and has never been a close investment holding company for the purposes of Section 34 CT A 2010 (formerly Section 13A ICT A); and

6.1.2	it has not made any loan to any participator or any associate for the purposes of Section 455 CTA 2010 (formerly Section 419 ICTA) or provided any payment or benefit to a participator which has or could be treated as a distribution for the purposes of Section 1064 CTA 2010 (formerly Section 418 ICTA).

7	Residence and Overseas Matters

7.1	The Company and each Subsidiary is incorporated and is considered a resident in the country where its registered office is located, as set out in Schedule 2 of this Agreement. Neither the Company nor any Subsidiary has been resident in any jurisdiction other than as set out therein and has never been treated or alleged by a Tax Authority as resident outside such jurisdiction for the purposes of any tax law or double tax convention.

7.2	Neither the Company nor any Subsidiary is carrying on and never has carried on any trade or otherwise been liable to Tax other than in its country of residence, nor is acting nor has ever acted as the branch, agent, factor, or tax representative of any person resident outside its country of incorporation for Tax purposes and no such person carries on any trade or business through the Company or any Subsidiary.

7.3	Neither the Company nor any Subsidiary is holding, or has held in the past seven years, any interest in a controlled foreign company within Part 9A of TIOPA 2010.

7.4	Neither the Company nor any Subsidiary has, or within the last seven years has had, or alleged to have had by a Tax Authority a permanent establishment outside its jurisdiction of incorporation.

7.5	Neither the Company nor any Subsidiary is, or has been within the past seven years, a dual residence company for the purposes of section 109 of CTA 2010. Neither the Company nor any Subsidiary is, or may become, liable to tax under Chapter 7 of Part 22 of CTA 2010 in respect of any amount of unpaid corporation tax of a non-UK resident company.

8	Employee Tax

8.1	The Company and each Subsidiary has complied with all its obligations in relation to Tax, social security contributions and similar amounts in respect of the earnings of its Employees and former Employees and the reporting, accounting and payment obligations to any Tax Authority of benefits provided to its Employees and former Employees.

8.2	In relation to all employment-related securities (as defined in section 421B(8) ITEPA) in relation to which the Company and/or any Subsidiary is or has been or will be the employer (as defined in section 421B(8) ITEPA) which have been acquired since 15 April 2003, each relevant employee has entered into an election pursuant to section 431(1) ITEPA in the form approved by HMRC within 14 days of the acquisition of the employment-related securities (by him or any other person) and in relation to all securities options, such an election is required to be entered into by the relevant employee as a condition of exercise of the option.

8.3	No employee or director or former employee or director of the Company or any Subsidiary or any person associated with any of them holds or held any shares or securities or options over or interests in any shares or securities of the Company or any Subsidiary, and neither the Company nor any Subsidiary could be liable after Closing to pay national insurance contributions or account for income tax or national insurance under the PAYE system in respect of, or in consequence of any event occurring in relation to, any such shares, securities, options or interests.

8.4	No event has occurred, or will or may occur on or after Closing in respect of any employment related securities (as defined in section 421 B(8) ITEPA) or any securities option (as defined in section 420 ITEPA) which are in existence at, on or before Closing, which has or will, or may give rise to any current or former Employee of the Company or any Subsidiary (or any person who is or may be treated for the purposes of any Tax as a current or former Employee of the Company or any Subsidiary) being treated as having employment income under any of the provisions of Part 7 ITEPA.

8.5	No payments or loans have been made to, nor any assets made available or transferred to, nor any assets earmarked, however informally, for the benefit of, any Employee or former Employee (or any associate of such employee or former Employee) of the Company or any Subsidiary by an employee benefit trust or another third party, falling within the provisions of Part 7A ITEPA.

8.6	There is no agreement, formal or informal, between the Sellers to redistribute the consideration payable under this agreement between themselves otherwise than in accordance with Schedule 1 of this agreement.

8.7	There are no trusts or other arrangements in place, whether funded or established by the Company or any Subsidiary or of which the Sellers are otherwise aware, under which any Employees or former Employees of the Company, any of the Subsidiaries or any persons associated with such employees or former employees can obtain a benefit in any form.

8.8	The Company and each Subsidiary has complied with all relevant reporting obligations contained in Part 7 of ITEPA and the Schedules referred to in that Part.

9	VAT and Indirect Taxes

9.1	The Company and each Subsidiary is registered in the its country of residence as set out in the Disclosure Documents for the purposes of the legislation relating to VAT and is not registered, and is not required to register, in any other jurisdiction in respect of VAT or any similar tax.

9.2	The Disclosure Documents contain true, complete and accurate details of all companies which are or have been treated as a member of the same group of companies as the Company and any Subsidiary for the purposes of Section 43 VATA , including details of the representative member of such groups, and neither Section 43(1AA) VATA nor Section 43(2A) VATA has applied or could apply in relation to a member of such groups.

9.3	The Disclosure Documents set out true, complete and accurate details of the input tax incurred in respect of each capital item owned by the Company and each Subsidiary to which Part XV of the Value Added Tax Regulations 1995 applies (irrespective of whether credit was obtained for all such input tax) and, in respect of each such item, the extent to which it was used in making taxable supplies at the time that the original entitlement to deduction of the input tax was determined for the purposes of Regulation 115.

9.4	Neither the Company nor any Subsidiary:

9.4.1	has been given any penalty liability notice within Section 64 VATA, any surcharge liability notice within Section 59 or 59A VATA or any written warning within Section 76(2) VATA; and

9.4.2	is not required to make payments on account of VAT pursuant to the Value Added Tax (Payments on Account) Order 1993 or to give security to a Tax Authority in relation to VAT or customs or excise duties.

9.4.3	All supplies made by the Company and each Subsidiary are taxable supplies.

9.4.4	Neither the Company nor any Subsidiary has made a real estate election (within the meaning of paragraph 21 Schedule 10 VATA) and the Disclosure Documents contain true, complete and accurate details of each option to tax made by the Company, each Subsidiary or by any relevant associate of the Company or Subsidiary (for the purposes of paragraph 3 of Schedule 10 VATA) and all such options to tax have been validly made and notified and are effective.

10	Groups

10.1	Neither the Company nor any Subsidiary has any outstanding obligation to make or any entitlement to receive any payment to or from another company in respect of any amounts surrendered, or agreed to be surrendered, by way of group relief, either to or by the Company or any Subsidiary.

10.2	No liability to corporation tax (disregarding any statutory right to make any election, or to claim any allowance or relief) will or may arise to the Company or any Subsidiary or be increased as a result of or in consequence of the entry into this agreement and/or the sale of the Company pursuant to this agreement.

10.3	No change of ownership of the Company or any Subsidiary has taken place prior to Closing and there has been no cessation of or major change in the nature or conduct of any trade or business carried on by the Company or any Subsidiary in the three years prior to Closing.

11	Intangible Assets

11.1	The amounts at which intangible fixed assets (as defined in Part 8 CTA 2009 (formerly Schedule 29 Finance Act 2002)) are included in the Accounts and/or the amounts of consideration given on the acquisition of any intangible assets by each the Company and each Subsidiary since the Accounts Date are such that on the disposal of any intangible asset for a consideration equal to such amount (disregarding any statutory right to make any election or to claim any allowance or relief), no liability to corporation tax will arise.

11.2	All debits and credits in respect of the Company and each Subsidiary’s intangible fixed assets are brought into account by the Company and each Subsidiary as debits or credits (as the case may be) for the purpose of Part 8 to the CTA 2009 (formerly Schedule 29 Finance Act 2002) at the time and to the extent that such debits and credits are recognised in the statutory accounts of the relevant company.

12	Loan Relationships and Derivative Contracts

12.1	All debits and credits in respect of the Company and each Subsidiary’s loan relationships or derivative contracts are brought into account by the relevant company as debits or credits for the purposes of Part 5 CTA 2009 (Loan Relationships) (formerly Chapter 11 Part IV Finance Act 1996) or Part 7 CTA 2009 (Derivative Contracts) (formerly Schedule 26 Finance Act 2002) (as the case may be) at the time and to the extent that such debits and credits are recognised in the statutory accounts of the relevant company.

12.2	The carrying value of any loan relationship or derivative contract in the statutory accounts of the Company and each Subsidiary is equal to the face value of the debt or the amount or value of the consideration given for the acquisition of the rights under that loan relationship or contract.

12.3	The VC Sellers are not connected with the Company or any of the Subsidiaries for the purposes of Part 5 CTA 2009 and are each companies which have been incorporated in the UK, are resident in the UK and have only ever been resident in the UK.

13	Stamp Taxes

13.1	All instruments executed by the Company and each Subsidiary which are not subject to stamp duty land tax and by virtue of which the relevant company has any rights have been duly stamped and, where appropriate, stamped with the particulars delivered stamp by HM Revenue & Customs and neither the Company nor any Subsidiary has executed outside the United Kingdom any instrument relating to any property situated or to any matter or thing done, or to be done, in any part of the United Kingdom.

13.2	No relief from stamp duty previously granted or stamp duty land tax will or may be withdrawn on or in connection with the sale of the Company pursuant to this agreement.

13.3	Neither the Company nor any Subsidiary has:

13.3.1	entered into a contract to purchase any land or an agreement to take a lease of any land which in either case has not been completed by a conveyance or the grant of a lease; or

13.3.2	entered into a land transaction where there will or may be an obligation in the future to make a further land transaction return; or

13.3.3	applied to defer payment of stamp duty land tax under section 90 Finance Act 2003.

14	Inheritance Tax

14.1	Neither the assets nor the shares of the Company or any Subsidiary are or may be subject to any charge by virtue of section 237 Inheritance Tax Act 1984, no person has or may have the power under section 212 Inheritance Tax Act 1984 to raise inheritance tax by sale or mortgage of, or a terminable charge on, the Company or any Subsidiary’s assets or shares and neither the Company nor any Subsidiary has made any transfer of value to which Part IV Inheritance Tax Act 1984 might apply.

15	Anti-avoidance

15.1	Neither the Company nor any Subsidiary) has carried out, been party to, or otherwise involved in any transaction

15.1.1	where the sole or main purpose or one of the main purposes was the avoidance of Tax or the obtaining of a tax advantage, whether as part of a scheme, arrangement, series of transactions or otherwise; and/or

15.1.2	in relation to which the relevant company considered or was advised that there was a risk of a liability or increased liability to Tax in accordance with principles established in relation to tax avoidance in case law.

15.2	Neither the Company nor any Subsidiary has been party to any transaction in respect of which a different amount or value than the amount or value of the actual consideration given or received by the Company or any Subsidiary should or could be substituted for Tax purposes including, for the avoidance of doubt, any transaction to which Part 4 TIOPA 2010 (formerly Sections 770A and Schedule 28AA ICTA) does or might apply.

15.3	In relation to each transaction for the supply of goods or services or the lending or borrowing of money into which the Company or any Subsidiary has entered with a party with which it was connected, the Company or the relevant Subsidiary has full contemporaneous documentary evidence of the process used to establish that arm’s length terms applied.

15.4	The Company and each Subsidiary are all medium sized companies for the purposes of Part 4 TIOPA 2010 and have been for the last 6 years.

15.5	Neither the Company nor any Subsidiary has been party to or otherwise involved in any transaction in respect of which disclosure has been made or is required pursuant to Part 7 Finance Act 2004 or Schedule 11A VATA.

16	Events since Accounts Date

16.1	Since the Accounts Date:-

16.1.1	neither the Company nor any Subsidiary has been involved in any transaction outside the ordinary and normal course of business which has given or could give rise to a Liability to Tax (as defined in the Tax Covenant) or would have given rise to such a liability but for the availability of any Relief (as defined in the Tax Covenant);

16.1.2	neither the Company nor any Subsidiary has incurred or become liable to incur, and there is no continuing obligation to pay, any amount which will not be wholly deductible in computing taxable profits, except for capital expenditure qualifying for capital allowances and expenditure on entertainment;

16.1.3	neither the Company nor any Subsidiary has entered into any transaction which will or may (disregarding any statutory right to make any election or claim any allowance or relief other than one allowable under Section 38 TCGA) give rise to a liability to corporation tax on chargeable gains;

16.1.4	nothing has occurred as a result of which the Company or any Subsidiary could be required to bring a disposal value into account or suffer a balancing charge, or withdrawal of first year allowances or a recovery of excess relief for the purpose of capital allowances; and

16.1.5	neither the Company nor any Subsidiary has disposed of or otherwise realised any intangible fixed assets for the purposes of Part 8 CTA 2009 (formerly Schedule 29 Finance Act 2002) nor been involved in any transaction or arrangement whereby it would be treated as having done so.

Schedule 5—Tax Covenant

1	Interpretation

1.1	The definitions and rules of interpretation in this paragraph apply in this Tax Covenant.

Accounts Relief:

(a)	any Relief (including the right to a repayment of Tax) that has been shown as an asset in the Accounts; and

(b)	any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts.

Buyer’s Relief:

(a)	any Accounts Relief;

(b)	any Relief which arises in connection with any Event occurring after Closing; and

(c)	any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company or any Subsidiary.

Buyer’s Tax Group: the Buyer and any other company or companies which are from time to time treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Dispute: any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

Event: includes (without limitation), the expiry of a period of time, the Company or any Subsidiary becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of all provisions of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Liability for Taxation: means:

(a)	any liability of the Company or any Subsidiary to make a payment of or in respect of Tax, whether or not the same is primarily payable by the Company or the relevant Subsidiary and whether or not the Company or the relevant Subsidiary has or may have any right of reimbursement against any other person or persons, in which case the amount of the Liability for Taxation shall be the amount of the actual payment;

(b)	the Loss of any Accounts Relief in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of such Loss) have been saved but for such Loss, assuming for this purpose that the Company or the relevant Subsidiary had sufficient profits or was otherwise in a position to use the Relief or where the Relief is the right to repayment of Tax, the amount of the repayment;

(c)	the use or setting off of any Buyer’s Relief in circumstances where, but for such set off or use, the Company or the relevant Subsidiary would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Sellers under this Tax Covenant, in which case, the amount of the Liability for Taxation shall be the amount of Tax for which the Sellers would have been liable but for such set off or utilisation.

Loss: any reduction, modification, loss, counteraction, nullification, utilisation, disallowance or clawback for whatever reason.

Overprovision: the amount by which any provision for tax (other than deferred tax) in the Accounts is overstated, except where such overstatement arises as a result of:

(a)	a change in law (including rates of Tax);

(b)	a change in the accounting bases on which the Company or any Subsidiary values its assets; or

(c)	a voluntary act or omission of the Buyer;

(d)	a Buyer’s Relief

which, in each case, occurs after Closing.

Permanent Establishment: means:-

(a)	any permanent establishment in any territory;

(b)	the carrying on of any business or activities in a territory; and/or

(c)	any other presence in a territory.

Relief: includes any loss, relief, allowance, credit, exemption or set off in respect of Tax or any deduction in computing income, profits, gains or losses for the purposes of Tax and any right to a repayment of Tax.

Saving: the reduction or elimination of any liability of the Company or a Subsidiary to make an actual payment of corporation tax in respect of which the Sellers would not have been liable under paragraph 2, by the use of any Relief (other than an Accounts Relief) arising wholly as a result of a Liability for Taxation in respect of which the Sellers have made a payment under paragraph 2 of this Tax Covenant.

Tax or Taxation: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating thereto (including interest and penalties arising from the failure of the Company or any Subsidiary to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Closing) or to a failure to make any return, comply with any reporting requirements.

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Taxation Authority, self-assessment or other occurrence from which it appears that the Buyer, the Company or a Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Sellers are or may be liable under this Tax Covenant.

Taxation Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

Taxation Statute: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

1.2	References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

1.4.1	anything that involves, or leads directly or indirectly to, any liability of the Company or the relevant Subsidiary to Tax that is, or but for an election would have been, the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group);

1.4.2	anything that relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms (to the extent required to be taxed on an arm’s length basis);

1.4.3	anything that relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any connected-party debt or the Company or any Subsidiary becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

1.4.4	anything which relates to any scheme, transaction or arrangement designed partly or wholly or containing steps or stages partly or wholly for the purpose of avoiding or reducing or deferring a Liability for Taxation;

1.4.5	anything that gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

1.4.6	anything that involves, or leads directly or indirectly to, a change of residence of the Company or any Subsidiary for Tax purposes.

1.5	Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6	In interpreting this Schedule (and the Tax Warranties) any reference to a law of the UK shall be read and construed as also meaning any law of any other jurisdiction that has an equivalent purpose or that most nearly approximates to the UK law.

1.7	It shall be assumed for the purposes of this Schedule (and in particular for calculating any Liability for Tax or any Relief) that the date of Closing is the end of an accounting period for the purposes of section 10 CTA 2009 and all such adjustments and apportionments as may be required consequent upon such assumption shall be made in assessing liability or making any calculation required under this Deed.

1.8	Any stamp duty which is charged on any document, or in the case of a document which is outside the UK, any stamp duty which would be charged on the document if it were brought into the UK, which is necessary to establish the title of the Company or any Subsidiary to any asset, and any interest fine or penalty relating to such stamp duty, shall be deemed to be a liability of the Company or the relevant Subsidiary to make an actual payment of Taxation in consequence of an Event arising on the last day on which it would have been necessary to pay such stamp duty in order to avoid any liability to interest or penalties arising on it.

2	Covenant

2.1	The Warrantors covenant with the Buyer that, subject to the provisions of this Tax Covenant, the Warrantors shall be jointly and severally liable to pay to the Buyer an amount equal to any:

2.1.1	Liability for Taxation resulting from or by reference to any Event occurring on or before Closing or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or a Subsidiary on or before Closing whether or not such liability has been discharged;

2.1.2	Liability for Taxation, including liability for payments in respect of Taxation, which arises solely as a result of the relationship for Tax purposes before Completion of the Company or any Subsidiary with any person other than a member of the Buyer’s Tax Group, whensoever arising;

2.1.3	Liability for Taxation which arises as a result of any Event which occurs after Closing pursuant to a legally binding obligation (whether or not conditional) entered into by the Company on or before Closing otherwise than in the ordinary course of business although for the avoidance of doubt this paragraph 2.1.3 shall not include any Liability for Taxation in respect of actual (as opposed to deemed) profits;

2.1.4	any liability of the Buyer or the Company or any Subsidiary to pay or account for income tax under the PAYE system or national insurance contributions (together with any related interest and/or penalties) which arises at any time in respect of any Employee or former Employee and relates to:

2.1.4.1	the acquisition, exercise, disposal, release or variation of any option or other right to acquire shares or an interest in shares granted prior to Closing including for the avoidance of doubt the exercise of the Options and the acquisition of any shares pursuant to the exercise of the Options;

2.1.4.2	the acquisition, disposal, release or variation of, or the receipt of any benefit or any other event occurring in respect of, any shares, rights attaching to shares or interest in shares acquired on or before Closing including for the avoidance of doubt the disposal of any shares pursuant to this agreement; or

2.1.4.3	the acquisition, disposal, release or variation of, or the receipt of any benefit or any other event occurring after Closing in respect of, any shares, rights attaching to shares or interest in shares acquired as a result of the exercise of any option or right or the vesting of any interest or right granted on or before Closing; or

2.1.4.4	the failure after Closing by any employee to make good to the Buyer, the Group Company after Closing any income tax for which the relevant Group Company is required to account for in respect of any notional payment as defined in section 222 Income Tax (Earnings and Pensions) Act 2003 and arising in respect of any shares, options, rights or interests referred to in any of paragraphs 2.1.4.1. to 2.1.4.3;

2.1.5	Liability for Taxation that arises at any time under Part 7A of ITEPA 2003 including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee of the Company or any Subsidiary, or for the benefit of any relevant person, by an employee benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of any of the Sellers;

2.1.6	any Liability for Taxation being a liability for inheritance tax which:

2.1.6.1	is a liability of the Company or any Subsidiary and arises as a result of a transfer of value occurring or being deemed to occur on or before Closing (whether or not in conjunction with the death of any person whensoever occurring);

2.1.6.2	has given rise at Closing to a charge on any of the Sale Shares or assets of the Company or any Subsidiary; or

2.1.6.3	gives rise after Closing to a charge on any of the Sale Shares in or assets of the Company or any Subsidiary as a result of the death of any person within seven years of a transfer of value which occurred before Closing;

2.1.7	any Liability for Taxation of the Company or any Subsidiary arising by reference to any period or part period prior to Closing as a result of or in connection with any person being treated by a Tax Authority as an employee of the Company or any Subsidiary but who was treated by the Company or any Subsidiary as being engaged (directly or indirectly) on a freelance, self-employed or consultancy basis;

2.1.8	any Liability for Taxation of the Company or any Subsidiary arising by reference to any period or part period prior to Closing as a result of or in connection with the company in question having a Permanent Establishment in a territory other than the territory in which it was incorporated to the extent not paid before Closing and other than ordinary course tax in respect of the Company’s branch in Italy that was not due to be paid to a Tax Authority before Closing;

2.1.9	any Liability for Taxation of the Company or any Subsidiary arising as a result of or in connection with the failure by the Company or any Subsidiary to:-

2.1.9.1	deduct and/or withhold Tax from any payments of interest on all Seller Loans paid to the Sellers or any of them on or before Closing; and/or

2.1.9.2	account for any amounts it should have so deducted or withheld to HMRC within the relevant time limits;

2.1.10	any Liability for Taxation of the Company or any Subsidiary arising as a result of or in connection with the Loss of any Relief arising in respect of the accrued interest on the Seller Loan (including for the avoidance of doubt any Tax and associated interest and penalties arising as a result of the application of s. 373 CTA 2009 and/or Part 4 TIOPA 2010 (formerly Sections 770A and Schedule 28AA ICTA)) and for these purposes “Relief” shall include any Relief which the Company has assumed is available to it and which has been included as a deduction in computing the profits or losses in the Accounts whether or not the relevant company was actually entitled to any such Relief;

2.1.11	any Liability for Taxation of the Company or any Subsidiary arising as a result of or in connection with the payment to any employee of the Company or any Subsidiary of any amounts in respect of exit payments, bonus payments, success fees or similar amounts due from or on behalf of the Company in connection with or as a result of the sale of the Sale Shares to the extent that any such liability has not been withheld from any such payment;

2.1.12	costs and expenses (including legal costs on a full indemnity basis) properly and reasonably incurred by the Buyer or the Company or any Subsidiary or any member of the Buyer’s Tax Group in connection with any Liability for Taxation or Tax Claim or other liability in respect of which the Sellers are liable under this Schedule, or successfully taking or defending any action under this Schedule.

2.2	For the purposes of this Tax Covenant, in determining whether a charge on the shares in or assets of the Company or any Subsidiary arises at any time or whether there is a liability for inheritance tax, the fact that any Tax may be paid in instalments shall be disregarded and such Tax shall be treated for the purposes of this Tax Covenant as becoming due or to have become due and a charge as arising or having arisen on the date of the transfer of value or other date or Event on or in respect of which it becomes payable or arises.

2.3	The provisions of section 213 of IHTA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 2.

3	Payment date and interest

3.1	Payment by the Warrantors in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:

3.1.1	in the case of a Liability for Taxation that involves an actual payment of or in respect of Tax, the later of seven Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Warrantors requesting payment;

3.1.2	in the case of the loss of a right to repayment of Tax or a liability under paragraph 2.1.8 seven Business Days following the date on which the Buyer serves notice on the Sellers requesting payment;

3.1.3	in a case that involves the loss of a Relief (other than a right to repayment of Tax), the last date on which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the earlier of:

3.1.3.1	the period in which the Loss of the Relief gives rise to an actual liability to pay tax; or

3.1.3.2	the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief); or

3.1.3.3	in a case that falls within paragraph (c) of the definition of Liability for Taxation, the date on which the Tax saved by the Company or the relevant Subsidiary is or would have been required to be paid to the relevant Taxation Authority.

3.1.4	Any dispute as to the amount specified in any notice served on the Warrantors under paragraph 3.1.1 to paragraph 3.1.3.2 shall be determined by the auditors of the Company or the relevant Subsidiary for the time being, acting as experts and not as arbitrators (the costs of that determination being shared equally by the Warrantors and the Buyer).

3.2	If any sums required to be paid by the Sellers under this Tax Covenant are not paid on the date specified in paragraph 3, then, except to the extent that the Sellers’ liability under paragraph 3.1.2 and 3.1.4 compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 3% per annum over the base rate from time to time of Royal Bank of Scotland plc or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the Due Date up to and including the day of actual payment of such sums.

4	Exclusions

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Taxation, and the Warrantors shall not be liable in respect of any Liability for Taxation under the Tax Warranties, to the extent that:

4.1.1	specific provision or reserve (other than a provision for deferred tax) in respect of the liability is made in the Accounts;

4.1.2	such Liability for Taxation was discharged on or before Closing;

4.1.3	it arises or is increased as a result only of any change in the law of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Closing (whether relating to rates of Tax or otherwise) or the withdrawal of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part);

4.1.4	it would not have arisen but for a change after Closing in the accounting bases on which the Company or any Subsidiary values its assets (other than a change made in order to comply with UK GAAP);

4.1.5	the Buyer is compensated for any such matter under any other provision of this agreement;

4.1.6	there is available to the Company or any Subsidiary a Relief which is not a Buyer’s Relief; or

4.1.7	it would not have arisen but for a voluntary act, transaction or omission of the Company or any Subsidiary or the Buyer or any member of the Buyer’s Tax Group outside the ordinary course of business after Closing and which the Buyer was aware or ought reasonably to have been aware would give rise to the Liability for Taxation or other liability in question SAVE THAT this exclusion shall not apply to liabilities arising under paragraphs 2.1.7 to 2.1.10; or

4.1.8	the Liability for Taxation is an amount required to be withheld from a payment made before Closing and an amount in respect of that Liability for Taxation has been withheld from the relevant payment and is retained by the relevant company as cash at Closing; or

4.1.9	the Liability for Taxation would not have arisen but for a cessation of trade by, or a change in the nature or conduct of the trade of, the Company or a Subsidiary after Closing; or.

4.1.10	the liability in question arises solely as a result of any income, profits or gains earned, accrued or received, or any Event occurring, after the Accounts Date and on or before Closing in the ordinary course of business of the Company or any Subsidiary but for these purposes none of the circumstances referred to in paragraphs 2.1.7 to 2.1.11 shall be regarded as occurring in the ordinary course of business.

4.2	For the purposes of paragraph 4.1.7, an act will not be regarded as voluntary if undertaken pursuant to a legally binding obligation entered into by the Company on or before Closing or imposed on the Company by any legislation whether coming into force before, on or after Closing or for the purpose of avoiding or mitigating a penalty imposable by such legislation, or if carried out at the written request of the Sellers.

5	Limitations

5.1	Clause 7 of this Agreement (Limitations on Claims) shall limit the liability of the Warrantors under paragraph 2 to the extent expressly provided therein.

6	Overprovisions

6.1	If, on or before the seventh anniversary of Closing, the auditors for the time being of the Company or any Subsidiary certify (at the request and expense of the Warrantors) that any provision for Tax in the Accounts (other than a provision for deferred tax) has proved to be an Overprovision, then:

6.1.1	the amount of any Overprovision shall first be set off against any payment then due from the Warrantors under this Tax Covenant or the Tax Warranties;

6.1.2	to the extent that there is an excess, a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under this Tax Covenant or the Tax Warranties (and not previously refunded under this Tax Covenant) up to the amount of such excess; and

6.1.3	to the extent that such excess as referred to in paragraph 6.1.2 is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Sellers under this Tax Covenant or the Tax Warranties.

6.2	After the Company’s or the relevant Subsidiary’s auditors have produced any certificate under this paragraph 6, the Warrantors or the Buyer may, at any time before the seventh anniversary of Closing, request the auditors for the time being of the Company or the relevant Subsidiary (as the case may be) to review (at the expense of the Warrantors) that certificate in the light of all relevant circumstances, including any facts of which they were not or it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether, in their opinion, the certificate remains correct or whether, in light of those circumstances, it should be amended.

6.3	If the auditors make an amendment to the earlier certificate and the amount of the Overprovision is revised, that revised amount shall be substituted for the previous amount and any adjusting payment that is required shall be made by or to the Warrantors (as the case may be) as soon as reasonably practicable.

7	Savings

7.1	If (at the Warrantors’ request and expense) the auditors for the time being of the Company or any Subsidiary determine that the Company or the relevant Subsidiary has obtained a Saving, the Buyer shall as soon as reasonably practicable thereafter repay to the Warrantors, after deduction of any amounts then due by the Warrantors, the lesser of:

7.1.1	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer, the Company or the relevant Subsidiary; and

7.1.2	the amount paid by the Warrantors under paragraph 2 in respect of the Liability for Taxation which gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of this Tax Covenant or otherwise.

8	Recovery from third parties

8.1	Where the Warrantors have paid an amount in full discharge of a liability under paragraph 2 in respect of any Liability for Taxation and the Buyer, the Company or a Subsidiary is or becomes entitled to recover from some other person (not being the Buyer, the Company or a Subsidiary or any other company within the Buyer’s Tax Group), any amount in respect of such Liability for Taxation, the Buyer shall or procure that the Company or the relevant Subsidiary shall:

8.1.1	notify the Warrantors of its entitlement as soon as reasonably practicable; and

8.1.2	if required by the Warrantors and, subject to the Buyer, the Company or the relevant Subsidiary being secured and indemnified by the Warrantors against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company or the relevant Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Warrantors fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action under this paragraph 8.1 (other than an action against:

8.1.2.1	a Taxation Authority; or

8.1.2.2	a person who has given Tax advice to the Company or relevant Subsidiary on or before Closing),

which, in the Buyer’s reasonable opinion, is likely to harm its or the Company’s or the relevant Subsidiary’s commercial or employment relationship (potential or actual) with that or any other person.

8.2	If the Buyer, or the Company or a Subsidiary recovers any amount referred to in paragraph 8.1 , the Buyer shall account to the Sellers for the lesser of:

8.2.1	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (except to the extent that amount has already been made good by the Sellers under paragraph 8.1.2); and

8.2.2	the amount paid by the Sellers under paragraph 2 in respect of the Liability for Taxation in question.

9	Corporation tax returns

9.1	Subject to this paragraph 9, the Buyer will have exclusive conduct of all Taxation affairs of the Company and the Subsidiaries after Closing.

9.2	The Buyer will procure that the Company keeps the Sellers or the Sellers’ duly authorised agent fully informed of its Taxation affairs in respect of any accounting period ended on or prior to Closing or current at Closing for which final agreement with the relevant Taxation Authority of the amount of Taxation due from the Company or any Subsidiary has not been reached. The Buyer will not submit any substantive correspondence or submit or agree any return or computation for any such period to any Taxation Authority without giving the Sellers a reasonable opportunity to comment and taking account of the Sellers’ reasonable representations provided such representations are received by the Buyer within 7 days of receipt by the Sellers of the relevant documents.

9.3	The Buyer will procure that the Company and any Subsidiary does not amend or withdraw any return or computation or any claim, election, surrender or consent made by it in respect of its accounting periods ended on or before Closing without giving the Sellers a reasonable opportunity to comment and taking account of the Sellers reasonable representations provided such representations are received by the Buyer within 7 days of receipt by the Sellers of the relevant documents.

9.4	For the avoidance of doubt:

9.4.1	where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 10 shall take precedence over the provisions of this paragraph 9; and

9.4.2	the provisions of this paragraph 9 shall not prejudice the rights of the Buyer to make a Tax Claim under this Tax Covenant in respect of any Liability for Taxation.

10	Conduct of Tax Claims

10.1	Subject to paragraph 10.2, if the Buyer or the Company or a Subsidiary becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Warrantors or to the Warrantors’ duly appointed agent as soon as is reasonably practicable, provided always that the giving of such notice shall not be a condition precedent to the Sellers’ liability under this Tax Covenant.

10.2	If the Warrantors become aware of a Tax Claim, they shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of such notice, the Buyer shall be deemed to have given the Warrantors notice of the Tax Claim in accordance with the provisions of paragraph 10.1.

10.3	Subject to this paragraph 10.3, provided the Warrantors indemnify the Buyer and the Company or the relevant Subsidiary to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Buyer shall take and shall procure that the Company or the relevant Subsidiary shall take such action as the Warrantors may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal, request an internal HM Revenue & Customs review or compromise any Tax Claim.

10.4	Neither the Buyer, the Company nor any Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Warrantors written notice of such assessment, does not receive written instructions from the Warrantors within ten Business Days to do so.

10.5	If:

10.5.1	the Warrantors do not request the Buyer to take any action under paragraph 10.3 or fail to indemnify the Buyer, or the Company to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Warrantors) that is reasonable, having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing, requesting a review or compromising such Tax Claim, and which period shall not in any event exceed a period of 14 days;

10.5.2	any of the Warrantors (or the Company before Closing) has been involved in a case involving fraudulent conduct or deliberate default in respect of the Liability for Taxation which is the subject matter of the Dispute; or

10.5.3	steps are taken or any insolvency proceedings are started on behalf of or against a Warrantor or for the appointment of a supervisor, administrator, trustee or similar officer of a Warrantor or in respect of any of a Warrantor’s assets;

10.5.4	a Warrantor is declared bankrupt; or

10.5.5	the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal (or, for appeals lodged before 1 April 2009, a determination by the Tax Chamber of the First-tier Tribunal or Higher Tribunal), unless the Warrantors have obtained the opinion of Tax counsel of at least five years’ standing that there is a reasonable prospect that the appeal will succeed;

10.5.6	the Buyer the Company or the relevant Subsidiary reasonably considers the action would materially prejudice the commercial position of the Buyer, the Company or any Subsidiary or would be materially prejudicial to the Tax affairs of the Buyer, the Company or any Subsidiary or their dealings with any Tax Authority the Buyer, or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer, or the Company may in its absolute discretion consider fit.

10.6	The Warrantors shall not be entitled to conduct negotiations and/or proceedings or attend any meetings with a Tax Authority in the name of the Company or any Subsidiary.

10.7	The compliance of the Buyer, the Company and/or any Subsidiary with the provisions of this shall not be a condition precedent to the liability of the Warrantors under this Deed or the Tax Warranties.

10.8	Neither the Buyer, nor the Company nor any Subsidiary shall be subject to any claim by or liability to any of the Sellers for non-compliance with any of the foregoing provisions of this paragraph 10 if the Buyer, or the Company has bona fide acted in accordance with the instructions of any one or more of the Warrantors.

11	Buyer’s covenant

11.1	The Buyer shall pay to the Sellers an amount equal to any tax liability relating to any of the following Events occurring or deemed to occur after Closing:

11.1.1	the Company or any member of the Buyer’s Tax Group failing to pay any amount of Taxation to which it is liable to the extent that such Tax Liability arises in circumstances where the Buyer would not have been entitled to make a claim against the Sellers under paragraph 2 of this Schedule had such Tax Liability been paid by the Company or the relevant member of the Buyer’s Tax Group;

11.1.2	the making by the Company or any member of the Buyer’s Tax Group of any payment or deemed payment which is treated as a chargeable payment for the purposes of section 1087 of the Corporation Tax Act 2010 where the Company or the relevant member of the Buyer’s Tax Group was aware that such payment would give rise to such Tax Liability;

11.1.3	the Company or any member of the Buyer’s Tax Group ceasing to be resident in the United Kingdom for Taxation purposes.

11.2	Any payment made by the Buyer under paragraph 11.1 above shall be made five days before the last day on which the relevant payment of Taxation is due to be made to the relevant Taxation Authority without incurring any liability to interest or penalties.

11.3	The Buyer shall pay the Sellers an amount equal to all costs and expenses reasonably and properly incurred by the Sellers in connection with such tax liability as described in paragraph 11.2 above or any action taken under this paragraph.

12	General

All payments made by the Sellers to the Buyer or by the Buyer to the Sellers in accordance with this Tax Covenant will be treated, to the extent possible, as an adjustment to the consideration for the Sale Shares.

13	Grossing up

13.1	All sums payable by the payor to the payee under this Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the payor shall pay to the payee such sum as will, after the deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

13.2	If the payee incurs a taxation liability which results from, or is calculated by reference to, any sum paid under this Tax Covenant, the amount so payable shall be increased by such amount as will ensure that, after payment of the taxation liability, the payee is left with a net sum equal to the sum it would have received had no such taxation liability arisen.

13.3	If the Buyer would, but for the availability of a Buyer’s Relief, incur a taxation liability falling within paragraph 13.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

13.4	If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Sellers shall not be liable under paragraph 13.1 or paragraph 13.2, except to the extent that the Sellers would have been so liable had no such assignment occurred.

Schedule 6—Key Products and Intellectual Property

Part 1 – Key Products

Product	Owner
Authentic	Alaric Systems Limited

Fractals	Alaric Systems Limited

PIMS	Alaric Systems Limited

MySpend	Alaric Systems Limited

Message Mapper	Alaric Systems Limited

Part 2 – Certain Owned Domain Names & Marks

Intellectual Property	Owner
myspend.asia	Alaric Systems Limited

myspend.mobi	Alaric Systems Limited

mysepnd.pro	Alaric Systems Limited

alaric.com	Alaric Systems Limited

alaric.co.uk	Alaric Systems Limited

alaric.it	Alaric Systems Limited

alaric.my	Alaric International Sdn Bhd

Alaric.com.my	Alaric International Sdn Bhd

Alaric.net.my	Alaric International Sdn Bhd

Alaric	Not registered

Alaric	Not registered

ALARIC	Not registered

Authentic	Not registered

Authentic gateway	Not registered

Authentic MCPI	Not registered

Authentic Multi Channel Payments Integrator	Not registered

Authentic faster Payments Gateway	Not registered

Authentic FPG	Not registered

Authentic Risk Manager	Not registered

Authentic RM	Not registered

Fractals	Not registered

Fractals FP	Not registered

Fractals Enterprise	Not registered

ATMwatch	Not registered

Message Mapper	Not registered

Sabre	Not registered

Self Adaptive Bayesian Rules Engine	Not registered

Stand Alone Message Mapper	Not registered

Fraud Integration Hub	Not registered

My Spend	Not registered

MySpend.mobi	Not registered

Pims	Not registered

Clearvision	Not registered

Alaric Systems	Not registered

Alaric International	Not registered

Not registered

Not registered

Not registered

Not registered

Not registered

Not registered

Part 3 – Third Party Licences

Intellectual Property	Owner	Use

Oracle Relational Database Management System software and associated tools	Oracle Corporation	Software development

IBM Software Catalogue	IBM Corporation	Software development

Journyx Timesheet	Journyx	Time recording

JIRA	Atlassian	Incident management / work management

Claranet	Star Technology Services Limited	Email server

WebEx	Cisco	Web meetings and presentations

OpenVPN	OpenVPN Solutions LLC	Secure remote access to Alaric servers

Dropbox	Dropbox, Inc	File storage and sharing

Microsoft desktop/laptop software	Microsoft Corporation	Office productivity, drawing, project management.

Microsoft SQL Server	Microsoft Corporation	Software development

Internet Explorer	Microsoft Corporation	Web browser

Google Chrome and associated tools	Google Corporation	Web browser

Firefox	Mozilla	Web browser

Open Office	Open Software Foundation	Office productivity

Skype	Microsoft Corporation	Audio and video conferencing

SVN Multi Site & SVN Access Control	WanDisco	Multi site access and access control of shared source code

SugarCRM	SugarCRM	Customer relationship management system

Sage	Sage Group plc	Accounting & bookkeeping software

Sage UBS Payroll	Sage Software	Payroll software

Madcap Flare	Madcap Software	A suite of tools for creating of technical documentation

Symantec	Symantec Corporation	Virus checker

MessageLabs	Symantec Corporation	Web security tool

Eclipse	Open Source under Eclipse Public License	Integrated development environment

Subversion (SVN)	Apache	Software versioning and revision control

Concurrent Versions System (CVS)	Open Source / GNU General Public License	Software revision control tool

Toad	Dell	Tool for Oracle application development

MasterCard Authorization Simulator	MasterCard International Inc.	Simulator test tool for MasterCard dual message authorization interface

DCI Acquirer & Issuer Host Simulator	Galitt	Simulator test tool for Diners Club authorization interface

MYOB Premier	MYOB	Accounting & bookkeeping software

dbForge	Devart	Oracle database comparison tool

Ultraedit	IDM Computer Solutions, Inc.	Text editing tool

FinSIM	GFG Group Limited	Payments authorization simulator software

TrueCrypt	TrueCrypt Foundation / Open Source	Disk encryption software

Schedule 7—Particulars of Properties

1.	Part of the second floor, 5-13 Great Suffolk Street, London SE1 0NS, as more particularly defined in and demised by the lease dated 25 June 2013 and made between 1. Breast Cancer Care and 2. Alaric Systems Limited.

2.	Third floor, 5-13 Great Suffolk Street, London SE1 0NS, as more particularly defined in and demised by the lease dated 9 June 2011 and made between 1. Breast Cancer Care and 2. Alaric Systems Limited.

3.	Suite 8.02, Level 8, The Gardens North Tower, Mid Valley City, Lingkaran Syed Putra, 59200, Kuala Lumpur as more particularly defined in and demised by the tenancy agreement and the renewal of tenancy dated 5 May 2011 and 6 December 2011 respectively made between 1. Mid Valley City North Tower Sdn. Bhd. (Company Registration Number: 88723-D) and 2. Alaric International Sdn. Bhd. (Company Registration Number: 805324-X).

4.	Suite 8.03, Level 8, The Gardens north Tower, Mid Valley City, Lingkaran Syed Putra, 59200, Kuala Lumpur as more particularly defined in and demised by the tenancy agreement and the renewal of tenancy dated 25 February 2009 and 6 December 2011 made between 1. Mid Valley City North Tower Sdn. Bhd. (Company Registration Number: 88723-D) and 2. Alaric International Sdn. Bhd. (Company Registration Number: 805324-X).

Signed by MICHAEL ALFORD in the presence of /s/ Saffron Smith Witness sign here Saffron Smith, Solicitor Witness print name 3 Waterhouse Square 142 Holborn London Witness address	/s/ Michael Alford	sign here

Signed by PETER PARKE in the presence of /s/ Saffron Smith Witness sign here Saffron Smith, Solicitor Witness print name 3 Waterhouse Square 142 Holborn London Witness address	/s/ Peter Parke	sign here

Signed by MARIE SHONE in the presence of /s/ Victoria Hirst Witness sign here Victoria Hirst Witness print name 3 Waterhouse Square Holborn London Witness address	/s/ Marie Shone	sign here

Signed by

HOWARD BARTON, acting by their

duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

	/s/ Howard Barton	sign here

Signed by

MERVIN AMOS, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Mervin Amos	sign here

Signed by

THOMAS SPENCER, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Thomas Spencer	sign here

Signed by

MARGARET SPENCER, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Margaret Spencer	sign here

Signed by

DAVID SPENCER, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ David Spencer	sign here

Signed by

RAFAYET AHMED, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Rafayet Ahmed	sign here

Signed by

SUKDEEP SINGH BARN, acting by their duly authorised attorney in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Sukdeep Singh Barn	sign here

Signed by

KONSTANTINOS CHALKIAS, acting by their duly authorised attorney in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Konstantinos Chalkias	sign here

Signed by

CLAUDIO CIFARELLI, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Claudio Cifarelli	sign here

Signed by

STANLEY DOBROWOLSKI, acting by their duly authorised attorney in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Stanley Dobrowolski	sign here

Signed by

LINDSAY GODFREY, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Lindsay Godfrey	sign here

Signed by

PAUL GRIFFIN, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Paul Griffin	sign here

Signed by

JASKA HANNAFORD, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Jaska Hannaford	sign here

Signed by

CHRISTOPHER KELLY, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Christopher Kelly	sign here

Signed by

ZLATAN KOVACHEVICH, acting by their duly authorised attorney in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Zlatan Kovachevich	sign here

Signed by

POUL ERIK LAURSEN, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Poul Erik Laursen	sign here

Signed by

LESLIE LETWIN, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Leslie Letwin	sign here

Signed by

ANDREW MCDOWELL, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Andrew McDowell	sign here

Signed by

FEDA SARIC, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Feda Saric	sign here

Signed by

CYNTHIA WAN, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Cynthia Wan	sign here

Signed by

STEPHEN WHITING, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Stephen Whiting	sign here

Signed by

GARY WILLIAMS, acting by their duly authorised attorney

in the presence of

/s/ Saffron Smith

Witness sign here

Saffron Smith, Solicitor

Witness print name

3 Waterhouse Square

142 Holborn London

Witness address

/s/ Gary Williams	sign here

Signed for and on behalf of FORESIGHT VCT PLC acting by its appointed agent FORESIGHT GROUP CI LIMITED in the presence of

/s/ Jill Hamm

Witness sign here

Jill Hamm

Witness print name

Francis House

Sir William Place

St. Peter Park, Guernsey

Witness address

/s/ Geoff Gavey	sign here

Signed for and on behalf of FORESIGHT 3 VCT PLC acting by its appointed agent FORESIGHT GROUP CI LIMITED	/s/ Paul Smith	sign here
in the presence of /s/ Jill Hamm Witness sign here Jill Hamm Witness print name Francis House Sir William Place St. Peter Park, Guernsey Witness address

Signed by M.E. Tung of Mobeus Equity Partners LLP for and on behalf of THE INCOME & GROWTH VCT PLC (acting as a duly appointed attorney)	/s/ M. E. Tung	sign here
in the presence of /s/ Saffron Smith Witness sign here Saffron Smith, Solicitor Witness print name 3 Waterhouse Square 142 Holborn London Witness address

Signed by Alastair Conn duly authorised for and on behalf of NORTHERN INVESTORS COMPANY PLC	/s/ Alistair Conn	sign here
in the presence of /s/ Wendy Arkle Witness sign here Wendy Arkle Witness print name 44 Otterburn Gardens Low Fell Gateshead NE9 6NE Witness address

Signed by Alistair Conn duly authorised for and on behalf of NORTHERN VENTURE TRUST PLC in the presence of

/s/ Wendy Arkle

Witness sign here

Wendy Arkle

Witness print name

44 Otterburn Gardens

Low Fell

Gateshead NE9 6NE

Witness address

	/s/ Alistair Conn	sign here

Signed by Alistair Conn duly authorised for and on behalf of NORTHERN 2 VCT PLC	/s/ Alistair Conn	sign here
in the presence of /s/ Wendy Arkle Witness sign here Wendy Arkle Witness print name 44 Otterburn Gardens Low Fell Gateshead NE9 6NE Witness address

Signed by Alistair Conn duly authorised for and on behalf of NVM NOMINEES LIMITED	/s/ Alistair Conn	sign here
in the presence of /s/ Wendy Arkle Witness sign here Wendy Arkle Witness print name 44 Otterburn Gardens Low Fell Gateshead NE9 6NE Witness address

Signed by Rachel Nash a director acting on behalf of NCR LIMITED in the presence of

/s/ A.D. Thompson

Witness sign here

A.D. Thompson

Witness print name

12 Tewit Well Avenue

Harrogate

H92 8AP

Witness address

/s/ Rachel Nash	sign here